Exhibit 2.1

DATED 6 July 2016

SHARE AND PARTNERSHIP

INTEREST PURCHASE AGREEMENT

between

Rheinsee 530. V V GmbH

and

buw Holding GmbH

and

Jens Bormann and Karsten Wulf

regarding the acquisition of

buw Management Holding GmbH & Co. KG

Table of Content

1.	Interpretation	7

2.	Sale of the General Partner Shares and the Limited Partnership Interest	23

3.	Assignment of the General Partner Shares	24

4.	Assignment of the Limited Partnership Interest	24

5.	Purchase Price	25

6.	Closing Accounts and Adjustment of Preliminary Purchase Price	31

7.	Adjustment of the Purchase Price	33

8.	Period until Closing, Covenants	33

9.	Closing Date, Closing	38

10.	Sellers’ Guarantees	44

11.	Legal Consequences	76

12.	Tax Matters	83

13.	Period after Closing, Termination of Profit and Loss Transfer Agreements	98

14.	Public Announcements and Confidentiality	105

15.	Miscellaneous Provisions	107

List of Schedules

Schedule (E)	Subsidiaries

Schedule 1.1(a)	Restructuring

Schedule 3.2	Separate Transfer Deed under Austrian law

Schedule 5.6	Purchase Price Calculation

Schedule 5.8	Escrow Agreement

Schedule 6.1	Accounting principles of the Group Companies

Schedule 9.8(a)(i)	Draft of consent for transfers by the spouse according to § 1365 German Civil Law

Schedule 9.8(a)(iii)	Resignation letters of managing directors of the General Partner

Schedule 9.8(a)(iv)	Resignation letters of Jens Bormann und Karsten Wulf as managing directors for all Subsidiaries

Schedule 9.8(b)	Closing Minutes

Schedule 10.3(f)	Consents

Schedule 10.4(a)	Details of the Group Companies

Schedule 10.4(d)	Interests in other persons

Schedule 10.4(g)	Voting, membership or other interests

Schedule 10.4(p)	Managing directors

Schedule 10.5(a)	Consolidated Annual Accounts

Schedule 10.6(a)	Assets

Schedule 10.7(a)	Group Intellectual Property

Schedule 10.7(j)	Intellectual Property retained by Sellers

Schedule 10.8(a)	Intragroup Agreements

Schedule 10.8(b)	Agreements between Group Companies

Schedule 10.8(e)	Loans granted to Employees

Schedule 10.9(a)	Customers

Schedule 10.9(b)	Suppliers

Schedule 10.10(d)(i)	Subsidies

Schedule 10.10(d)(ii)	Obligations under administrative acts

Schedule 10.10(d)(iii)	Obligations under Subsidies

Schedule 10.11(a)	Key Employees

Schedule 10.11(n)	Other entitlements of Employees

Schedule 10.11(r)	Relevant Schemes

Schedule 10.11(v)	Post-retirement benefits

Schedule 10.11(x)	Employee Bonus Programmes

Schedule 10.11(z)	Relevant transfers

Schedule 10.11(cc)	Labour disputes

Schedule 10.11(dd)	Works councils (Betriebsräte)

Schedule 10.11(hh)	Employment claims

Schedule 10.11(jj)	Shop Agreements (Betriebsvereinbarungen)

Schedule 10.11(kk)	Freelancers

Schedule 10.11(nn)	Objecting Employee

Schedule 10.12(a)	Insurance Policies

Schedule 10.15	Legal Disputes

Schedule 10.16(n)	Adoption, modification or termination of agreements with Employees

Schedule 10.17(a)	Premises (exceptions)

Schedule 10.18(a)	Material Contracts

Schedule 10.18(e)	List of guarantees and comfort letters

Schedule 10.28	Tax Memo

Schedule 11.2(a)	Relevant persons – Sellers

Schedule 11.2(b)	Persons with special knowledge – Sellers

Schedule 11.3(c)	CD-ROM with a copy of the Data Room content

Schedule 12.1(a)	Unfulfilled Tax obligations

Schedule 12.1(b)	Open Taxes

Schedule 12.1(c)	Tax Disclosures – Rulings

Schedule 12.1(d)	Resident for Tax purposes

Schedule 12.1(e)	Extensions or waivers

Schedule 12.1(g)	Copies in Data Room

Schedule 12.1(i)	Tax agreements

Schedule 12.1(j)	Tax agreements not in compliance

Schedule 12.1(l)	Tax Disclosures – Income

Schedule 12.1(m)	Tax jurisdictions

Schedule 12.1(r)	Tax transaction

Schedule 13.5(a)(i)	Permitted activities of Operative Shareholders

Schedule 13.7	Release of Guarantees

Share Purchase and Partnership Interest Agreement

between:

(1)	buw Holding GmbH, a company incorporated under the law of Germany, enrolled in the commercial register of the local court of Osnabrück under docket number HRB 19222 and whose registered office is in Rheiner Landstrasse 195, 49078 Osnabrück, Germany

– in the following the “Seller I” –

(2)	Jens Bormann and Karsten Wulf, private German citizens, with postal address for Jens Bormann in Heger-Tor-Wall 19, 49076 Osnabrück, Germany, and with postal address for Karsten Wulf in Rheiner Landstr. 197, 49078 Osnabrück, Germany

– in the following the “Seller II” –

– jointly the “Sellers” –

(3)	Rheinsee 530. V V GmbH, a company incorporated under the law of Germany, enrolled in the commercial register of the local court of Düsseldorf under docket number HRB 77901 and whose registered office is c/o Gowling WLG (UK) LLP, Prinzregentenstrasse 11a, 80538 München, Germany

– in the following the “Purchaser” –

– jointly the “Parties” –

Whereas:

(A)	buw Management Holding GmbH & Co. KG (the “Company”) is a limited partnership (Kommanditgesellschaft) duly established and registered in the commercial register of the local court of Osnabrück under docket number HRA 205094. The Company has a registered limited liability capital (eingetragenes Haftkapital) in the nominal amount of EUR 1,000.00 (in words: one thousand Euro) (jointly the “Limited Partnership Interest”). The Company has a limited partner (Kommanditist) and a general partner (Komplementär).

(B)	Seller I is the sole limited partner (the “Limited Partner”) of the Company.

(C)	buw Verwaltungs GmbH is the sole general partner of the Company (the “General Partner”). The General Partner is duly established and registered in the commercial register (Firmenbuch) of Austria under docket number FN 453482 k. The General Partner has a registered share capital of EUR 35,000.00 (in words: thirty-five thousand Euro) which has been fully paid in (the “General Partner Shares”).

(D)	Jens Bormann and Karsten Wulf own each 50% of all shares (each one share in the nominal amount of EUR 17,500) in the General Partner and are the sole shareholders of the General Partner.

(E)	The Company holds at Closing shares in the entities further described in Schedule (E) (the “Subsidiaries”). The Company and the Subsidiaries shall be referred to as “Group Company” and collectively as “Group Companies” or “Group”. The shareholders’ meetings of each of buw operations Münster GmbH, buw operations Osnabrück GmbH and buw Rechenzentrum GmbH resolved upon the change of each of buw operations Münster GmbH’s, buw operations Osnabrück GmbH’s and buw Rechenzentrum GmbH’s financial year to end on 31 July 2016, such that the period from 1 January 2016 to 31 July 2016 shall be a short financial year, and consented to termination agreements regarding profit and loss transfer agreements between buw operations Münster GmbH, buw operations Osnabrück GmbH and buw Rechenzentrum GmbH as transferring entities and Seller I as receiving entity in each case as of the end of 31 July 2016 (24:00 CET) by notarial shareholders’ resolutions dated 20 June 2016.

(F)	The Subsidiaries are active in the provision of contact center services and business process outsourcing services, which includes providing customer support, revenue generation and retention support, technical support, collections, and analytics, in Germany, Hungary and Romania whereas in the (holding) Company the overall management and administrative functions for the Subsidiaries have been concentrated (such business carried on by the Group Companies as of the Signing Date being hereinafter referred to as the “Business”).

(G)	The Purchaser´s group is active in the business of customer management and providing business process outsourcing services, which includes providing customer support, revenue generation and retention support, technical support, collections, analytics and omnichannel technology.

(H)	Sellers wants to sell and transfer the Limited Partnership Interest and the General Partner Shares in the Company and the Purchaser wants to purchase and get transferred all Limited Partnership Interest and all General Partnership Shares.

It is agreed as follows:

1.	Interpretation

In this Agreement including the Preamble, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions

Defined terms shall have the meaning ascribed or referenced to them as set out below:

“2011 Regulations” shall have the meaning set out in Clause 10.19(j).

“Accounts” shall have the meaning set out in Clause 10.5(a).

“Accounts Date” shall mean balance sheet date for the respective Accounts.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjustment Payment” shall have the meaning set out in Clause 6.7.

“Affiliates” shall mean affiliated companies (verbundene Unternehmen) in the meaning of sec. 15 et seq. German Stock Corporation Act (Aktiengesetz).

“Agent Support Services” shall mean support or assistance provided by an individual to a customer through inbound or outbound telephone calls, chats, e-mails, text messages or social media activities.

“Agreement” shall mean this share and partnership interest purchase agreement.

“Annual Accounts” shall have the meaning of annual statutory accounts of the respective Business Year of the Group Companies prepared pursuant to the general accepted accounting principles as applicable in the respective jurisdiction in consistence with the preparation of the respective annual accounts in the past, including balance sheet, profit and loss account, management statement and notes.

“Antitrust Law” shall have the meaning set out in Clause 8.9.

“Assets” shall mean the tangible and intangible property and assets owned by the Group Companies and used in conducting the Business or destined to serve the Business.

“Authorisation” means any authorisation, approval, licence, permit, consent, qualification, accreditation, authority, filing, registration, certificate, resolution, direction, declaration or exemption and any renewal or variation of them obtained or required to be obtained from Government Agencies.

“Books and Records” means originals and copies in machine readable or printed form of all registers, books, reports, correspondence, files, records, accounts, documents and other material in the possession or under the control of the Group Companies, about or used in connection with the Business.

“Breach” shall have the meaning set out in Clause 11.3(a).

“Business” shall have the meaning set out in the Preamble.

“Business Day” shall mean a day on which banks are generally open for business in Frankfurt am Main, Germany, and Cincinnati, Ohio, USA.

“Business Year” shall mean the period from 1 January (00:00) to 31 December (24:00).

“Cash” shall have the meaning set out in Clause 5.4.

“Claim” means any claim, cost (including legal costs on a solicitor and client basis), damages, debt, expense, Tax, Liability, Loss, obligation, allegation, suit, action, demand, cause of action, proceeding or judgment of any kind however calculated or caused, and whether direct or indirect, consequential, incidental or economic.

“Closing” shall mean the consummation of the Transaction agreed in this Agreement.

“Closing Actions” shall have the meaning set out in Clause 9.8(a).

“Closing Accounts” shall have the meaning set out in Clause 6.1.

“Closing Conditions” shall have the meaning set out in Clause 9.2.

“Closing Date” shall have the meaning set out in Clause 9.1.

“Closing Minutes” shall have the meaning set out in Clause 9.8(b).

“Company” shall have the meaning as set out in the Preamble.

“Company Software” shall have the meaning set out in Clause 10.7(h).

“Confidentiality Agreement” shall mean the confidentiality agreement between the Sellers and the Purchaser dated 29 February 2016.

“Consolidated Annual Accounts” shall have the meaning set out in Clause 10.5(a).

“Contracts” shall mean all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Customers” shall have the meaning set forth in Clause 10.9(a).

“Customer” shall mean a client of any Group Company in respect of the Business.

“Data Protection Law” shall mean any applicable acts, codes, ordinances or other rules on data protection, including, but not limited to, the German Federal Data Protection Act (Bundesdatenschutzgesetz), and the Hungarian and the Romanian respective data protection acts.

“Data Room” shall be the virtual data room provided by the data room provider to the bidders.

“Disputing Action” shall mean, in respect of a Tax Audit or Tax Measure, any action to cause the Tax Audit or Tax Measure to be withdrawn, reduced or postponed or to avoid, resist, object to, defend, appear against or compromise the Tax Audit or Tax Measure and any judicial, court or administrative (including non-statutory) proceedings or procedures arising out of that action.

“Draft Closing Accounts” shall have the meaning set out in Clause 6.3.

“Duty” shall mean any stamp, transfer, transaction or registration duty or similar charge, which is imposed by any Government Agency and includes any interest, fine, penalty, charge or other amount, which is imposed in relation to that duty or charge.

“Economic Transfer Date” shall have the meaning set forth in Clause 9.1.

“Employee” shall mean any employee, worker, consultant, contractor, managing director or board member or other director or officer of any Group Company.

“Employment Law Fora” shall mean any workplace relations commission, employment tribunal, industrial tribunal, equality tribunal, employment appeals tribunal, labour relations commission, rights commissioner, labour court, and/or any civil court, the awards, orders, determinations, judgements, recommendations and/or any other findings of which are applicable in Germany, Hungary, Romania or any other jurisdiction in which any Group Company employs or engages any Employee.

“Enterprise Value” shall have the meaning set out in Clause 5.1(a).

“Environment” shall mean the environment generally including air, the atmosphere, water, land, soil, any natural or man-made structures above, on or below ground, and all human, plant and animal life and living organisms.

“Environmental Law” shall mean any applicable law, and any Government Order or binding agreement with any Government Agency: (a) relating to the Environment or the protection of human health or the health of animals or plants; (b) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (c) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances.

“Environmental Matter” shall mean any matter relating to the Environment, human health or safety (including health and safety of employees), health and safety of animal and plant life, sanitation and any matters relating to actual or threatened emissions, discharges, disseminations, Releases of Hazardous Substances into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or existence of Hazardous Substances including wastes.

“Escrow Account” shall have the meaning set out in Clause 5.7(b).

“Escrow Agent” shall have the meaning set out in Clause 5.8.

“Escrow Agreement” shall have the meaning set out in Clause 5.8.

“Escrow Amount” shall have the meaning set out in Clause 5.7(b).

“Excluded Entities” means buw finance GmbH, buw consulting GmbH and buw digital GmbH.

“Expert” shall have the meaning set out in Clause 6.5(b).

“Export and Denied Person Regulations” shall have the meaning set out in Clause 10.22(a).

“Factored Trade Receivables” shall have the meaning set out in Clause 5.5.

“Factoring Liabilities” shall have the meaning set out in Clause 5.5.

“Freeze Date” shall have the meaning set out in Clause 11.3(c).

“Fundamental Guarantees” shall mean the Sellers’ Guarantees set out in Clauses 10.1 through 10.4, and “Fundamental Guarantee” shall mean any one of them.

“GAAP” shall mean the Generally Accepted Accounting principles as applicable in the respective jurisdiction of the Group Companies.

“General Partner Shares” shall have the meaning set out in the Preamble.

“Governing Document” shall mean the articles of association, partnership agreement, constitution and other constituent documents of each Group Company.

“Government Agency” shall mean, whether foreign or domestic:

(a)	a government, whether national, county, territorial or local or a department, office or minister of a government acting in that capacity; or

(b)

a commission, delegate, instrumentality, agency, board, or other government, semi-government, judicial, administrative, monetary or fiscal body, department, tribunal, entity, Tax Authority or other authority, whether statutory or not, and includes any self-regulatory organisation established under statute or any stock exchange.

“Government Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Government Agency.

“Group Authorisations” has the meaning set out in Clause 10.10(a).

“Group Company” shall have the meaning set out in the Preamble.

“Hazardous Substances” shall mean: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, fibre, dust, mineral, gas, noise, vibration, electromagnetical or other substance or combination of substances, in each case, whether naturally occurring or manmade, whether considered individually or in combination as hazardous or capable of causing harm to the Environment or that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HGB” means German Commercial Code (Handelsgesetzbuch) as applicable as of the respective account date.

“Insolvency Event” shall mean any event as described in sections 17 to 19 German Insolvency Act, sections 66 and 67 of the Austrian Insolvency Act (Bundesgesetz über das Insolvenzverfahren – Insolvenzordnung “IO”), article 5 para 1 section 29 lit. a) and b) of the Romanian Insolvency Act, or section 27 para. 2 of the Hungarian Act No. XLIX of 1991 on Bankruptcy and Compulsory Liquidation.

“Insurance Policies” shall have the meaning set out in Clause 10.12(a).

“Interim Services” shall have the meaning set out in Clause 9.8(f)(i).

“Intragroup Agreements” shall have the meaning set out in Clause 10.8(a).

“Intellectual Property” shall mean all of the following intangible property (and, with respect to software, tangible property) and related proprietary rights, however arising, pursuant to the laws of Germany, Hungary and Romania, including such intangible property that is owned by any Group Company (“Group Intellectual Property”) and that in which any

Group Company holds exclusive or non-exclusive rights or interests granted by operation of law or by license from other persons, including the Sellers (“Licensed Intellectual Property”):

(a)	trademarks, trade names, brand names, logos, designs and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations, applications, extensions and renewals for registration of such trademarks;

(b)	internet domain names and universal resource locators (or URLs), whether or not trademarks, registered in any top-level domain by any authorised private registrar or Government Agency, and registrations and applications for registrations thereof;

(c)	original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(d)	patented and patentable designs and inventions, all design, plant and utility patents, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals of such patents and applications; and

(e)	computer software in any form, including binary code, executable code and source code.

“Intellectual Property Registrations” has the meaning set out in Clause 10.7(a).

“IT Systems” shall mean the material systems and software which are owned or used by the Group Companies in conducting the Business.

“Key Employees” shall mean those persons specified in Schedule 10.11(a).

“Liability” or “Liabilities” shall mean any liability, whether actual or contingent, present or future, quantified or unquantified.

“Limited Partnership Interest” shall have the meaning set out in the Preamble.

“Litigation” shall have the meaning set out in Clause 10.15.

“Long Stop Date” shall have the meaning set out in Clause 9.8(e).

“Loss” shall mean, unless otherwise expressly set forth in this Agreement, any claims, liabilities, deficiencies, losses, damages including any lost profits (entgangener Gewinn), losses of good will, losses caused by business interruption or other indirect or consequential damages (mittelbare Schäden und Folgeschäden), interest, fines, penalties, costs and expenses (including reasonable legal, accounting and other fees according to the statutory fees acts, if applicable).

“LP Filing” shall have the meaning set out in Clause 9.8(a)(xvii).

“Material Adverse Change” shall mean between the Signing Date and the Closing Date a material adverse change or changes that individually or in combination would reasonably be expected to have the effect of reducing the projected revenues of the Group Companies for the 12-month period immediately following the Closing Date by ten percent (10%) or more compared to the revenues of the Group Companies for the 12-month period immediately prior to the Closing Date.

“Material Contracts” shall mean the following Contracts to which a Group Company is a party or by which a Group Company is bound as at the Signing Date:

(a)	any Contract concerning the occupancy, management or operation of any real property (including brokerage contracts);

(b)	any Contract with any customer involving annual payments of more than EUR 250,000;

(c)	any Contract with any supplier involving annual payments of more than EUR 150,000;

(d)	any Contract that limits the amount by which the price for goods and services may be increased in future periods;

(e)	all Contracts that require any Group Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(f)	all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(g)	any Contract limiting the freedom of a Group Company to engage or participate, or compete with any other person, in the Business, market or geographic area, or to make use of any Intellectual Property;

(h)	any Contracts to which any of the Group Companies are parties that provide for any joint venture, partnership or similar arrangement by the Group Companies;

(i)	any Contract granting (x) most favoured nation pricing or similar provisions, (y) any exclusive rights of any type or scope to any person or (z) rights of refusal, rights of first negotiation or similar rights and/or terms to any person; or

(j)	any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the liabilities or debt of any other person.

“Measurement Date” shall have the meaning set out in Clause 9.1.

“Minimum Working Capital” shall mean an amount equal to EUR 20.7 m.

“Net Financial Debt” shall have the meaning set out in Clause 5.2.

“Non-Referring Party” shall have the meaning set out in Clause 12.9(b).

“Non-Target Corporations” shall mean all buw Group Corporations not being sold and transferred under this Agreement.

“Notice” shall have the meaning set out in Clause 15.3(a).

“Objection Notice” shall have the meaning set out in Clause 6.4.

“Objection Period” shall have the meaning set out in Clause 6.4.

“Operative Shareholders” shall mean Jens Bormann and Karsten Wulf.

“Parties” shall mean the Sellers and the Purchaser.

“Payment” shall have the meaning set out in Clause 11.8.

“Permitted Activities” shall have the meaning set out in Clause 13.5(b)(ii).

“Personal Data” shall have the meaning given in Data Protection Law.

“Pre-Closing Date Tax Period” shall mean (i) any taxable period (Veranlagungszeiträume, Erhebungszeiträume, Voranmeldungszeiträume) or portions thereof ending on or before the Closing Date, or (ii) with respect to taxable periods beginning before and ending after the Closing Date, that portion of such taxable period ending on the Closing Date.

“Pre-Closing Tax Event” shall have the meaning set out in Clause 12.10(g).

“Preliminary Purchase Price” shall have the meaning set out in Clause 5.6.

“Premises” shall mean the premises used to conduct the Business.

“Proprietary Information” means all information held in any form or medium which is confidential in nature and not in the public domain, including but not limited to know-how, formulas, research and development, methods, processes, compositions and trade secrets.

“Purchase Price” shall have the meaning as set out in Clause 5.1.

“Purchaser” shall have the meaning set out in the parties section of this Agreement.

“Referring Party” shall have the meaning set out in Clause 12.9(b).

“Release” shall mean any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Relevant Accounting Period” shall be the period from the end of the last Annual Accounts to and including the Closing Date.

“Relevant Principles” shall mean applicable law including the jurisdiction of the highest national Tax courts (in Germany: Bundesfinanzhof).

“Relevant Returns” shall have the meaning set out in Clause 12.10(b).

“Relevant Schemes” shall mean:

(a)	all statutory or private provident funds, superannuation schemes, retirement benefit schemes and other pension schemes and arrangements; and

(b)	all pension schemes, employment insurance plans, programs and arrangements including medical, dental or life insurance,

(whether written or verbal, formal or informal, funded or unfunded) to which any Group Company is a party or which any Group Company maintains, makes available or obtains for, or that otherwise relates to, its Employees or former officers or employees.

“Representative” of a party shall include any managing director or other officer, employee, agent, auditor, adviser, partner, associate, consultant, joint venturer or sub-contractor of that party or of an Affiliate of that party.

“Restricted Cash” shall have the meaning set out in Clause 5.4.

“Restructuring” shall mean the restructuring as outlined in Schedule 1.1(a) and as more fully described in the Tax Memo “Restrukturierung der buw Gruppe “ dated 28 June 2016 and delivered to Purchaser in Schedule 10.28.

“Securities” shall mean shares, debentures, stocks, bonds, notes, interests in a managed investment scheme, units, warrants, options, derivative instruments and any other securities which are convertible into shares in any Group Company.

“Security Interest” shall mean a right, interest, power or arrangement in relation to any property which provides security for, or protects against default by a person in, the payment or satisfaction of a debt, obligation or Liability, including a mortgage, charge, assignment, bill of sale, pledge, deposit, lien, third party right, encumbrance or hypothecation, any reservation of title, any adverse claim or right or third party right or interest, any equity, any option or right of pre-emptions or right to acquire or right to restrict.

“Seller” shall have the meaning set out in the parties section of this Agreement.

“Sellers’ best Knowledge” shall have the meaning set out in Clause 11.2.

“Sellers’ Guarantees” shall have the meaning set out in Clause 10.

“Sellers’ Representative” shall have the meaning set out in Clause 12.8(a).

“Signing Date” shall mean the date of the notarial recording of the Agreement.

“Straddle Tax Period” shall mean a Tax period that begins before the Closing Date and ends thereafter.

“Spread Factoring” shall have the meaning set out in Clause 5.5.

“Subsidiaries” shall mean the Group Companies without the Company.

“Subsidies” means any public grants (Zuschüsse), allowances, aids and other subsidies (Subventionen) of whatever kind.

“Supplier” shall have the meaning set out in Clause 10.9(b).

“Tax Audits” shall have the meaning set out in Clause 12.8(a).

“Tax” or “Taxes” shall mean:

(a)	taxes (Steuern) and tax related ancillary obligations (steuerliche Nebenleistungen) in the meaning of § 3 German Tax Code (Abgabenordnung) or any other comparable applicable foreign law;

(b)	a tax, levy, charge, impost, fee, deduction, withholding or duty of any nature (also including social security contributions, value added tax, stamp duty, etc.) at any time imposed or levied by any Government Agency or required to be remitted to, or collected, withheld or assessed by, any Government Agency, and any other like assessments or charges of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner whether the amount is owed, also including as primarily liable taxpayer, as secondary liability, as pre-payment or as a joint or several liability as well as any liabilities from or payments under a contractual obligation (including tax allocations (Steuerumlagen)) in relation to taxes;

(c)	any liability or obligation for the payment of any amounts of the type described in clause (a) or (b) of this definition as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period;

(d)	any liability or obligation for the payment of any amounts of the type described in clauses (a), (b) or (c) of this definition as a result of being a transferee (within the meaning of any applicable law) of or successor to any person or as a result of any contract (also including any tax sharing agreement), law, rule or regulation; and

(e)	any related interest, additional tax, expense, fine, penalty or other charge imposed with respect to any amounts of the type described in clause (a), (b), (c) or (d).

“Tax Authorities” shall mean any competent German or foreign authority or institution which charges, imposes, administers, collects, enforces, or judges Taxes or is responsible for any Taxes in any jurisdiction.

“Tax Costs” shall mean all reasonable external costs and expenses incurred in the conducting of any Disputing Action in relation to a Tax Audit or Tax Measure.

“Tax Expert” shall have the meaning set out in Clause 12.9(b).

“Tax Measures” shall have the meaning set out in Clause 12.8(a).

“Tax Return” shall mean any filing, return, computation, declaration, report, statement, claim for refund, notification or application and advance notification or application, or any other document, documentation (including any transfer pricing documentation) and data of, relating to, or required to be filed or handed to any Tax Authority in respect of any Tax, including in each case any schedule or attachment thereto, and any amendment thereto.

“Third Party Claim” shall have the meaning set out in Clause 11.7.

“Transaction” shall mean the transaction contemplated by this Agreement or the Transaction Documents or any part of that Transaction.

“Transaction Document” shall mean this Agreement, the Escrow Agreement and the Austrian transfer deed.

“Transfer of Undertakings Legislation” shall mean the European Acquired Rights Directive and applicable national legislation as in force at the date of Closing in the jurisdiction in which each Group Company operates, including ancillary legislation, regulations, orders or case law.

“VAT” shall mean value added tax according to the German value added tax code (Umsatzsteuergesetz) or any other comparable applicable foreign law.

“Working Capital” shall have the meaning as set out in Clause 5.3.

“writing” or “Writing” shall include communication made by mail, fax or e-mail (Clause 15.3(d)(iv) shall apply), except where a stricter form (e.g. notarization) is required under applicable law.

1.2	Schedules etc.

References to this Agreement shall include any Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and parts are to paragraphs and parts of the Schedules. References to this Agreement shall also include any agreements entered into or to be entered into pursuant to this Agreement.

The Parties declare that they know the notariel deed P 1994 /2016 dated 05. and 06. July 2016 of the acting notary (herein referred to as the “Reference Deed”) and that they are fully aware of the contents of the Reference Deed. All Annexes, Schedules and Appendices referred to in this Agreement are contained in the Reference Deed, and any reference to any of the Annexes, Schedules or Appendices made in this Agreement, shall be a reference to the respective Annex, Schedule or Appendix set out in the Reference Deed. All declarations made in the Reference Deed are herewith expressly confirmed and repeated. The persons acting therein are exempted from any personal liability.

1.3	Interpretation

In this Agreement:

(a)	unless the context otherwise requires, a reference to:

(i)	euros, EUR or “€” are to euros, the lawful currency of the euro area;

(ii)	the singular includes the plural and vice versa;

(iii)	a gender includes all genders;

(iv)	an agreement includes any undertaking, representation, deed, agreement or legally enforceable arrangement or understanding whether written or not;

(v)	a notice means all notices, approvals, demands, requests, nominations or other communications given by one party to another under or in connection with this Agreement;

(vi)	a person (including any party) includes:

(A)	a reference to an individual, company, other body corporate, association, partnership, firm, joint venture, trust or Government Agency as the case requires; and

(B)	the person’s successors, permitted assigns, executors and administrators;

(vii)	a law:

(A)	includes a reference to any constitutional provision, subordinate legislation, treaty, decree, convention, statute, regulation, rule, ordinance, proclamation, by-law, judgment, rule of common law or equity or rule of any applicable stock exchange;

(B)	is a reference to that law as amended, consolidated, supplemented or replaced; and

(C)	is a reference to any regulation, rule, ordinance, proclamation, by-law or judgment made under that law;

(viii)	liquidation includes official management, appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding up, dissolution, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death;

(ix)	a body, other than a Party to this Agreement (including an institute, association or authority), whether statutory or not:

(A)	which ceases to exist; or

(B)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(x)	proceedings includes litigation, arbitration and investigation;

(xi)	the words “including” and “includes” mean “including, but not limited to,” or “includes, without limitation”;

(xii)	any matter is a reference to any fact, matter or circumstance; and

(xiii)	a document in the agreed form is a reference to that document in the form agreed between the Sellers and the Purchaser on or before the date of this Agreement;

(b)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(c)	if a payment or other act must (but for this clause) be made or done on a day which is not a Business Day, then it must be made or done on the next Business Day; and

(d)	if a period occurs from, after, until or before a day or the day of an act or event, it excludes that day.

1.4	Construction

This Agreement may not be construed adversely to a Party only because that Party was responsible for preparing it.

1.5	Sellers

In the case of the Sellers, save as other provided herein:

(a)	the indemnities, guarantees, agreements and obligations (save for the obligations contained in Clause 13.5)) contained in this Agreement on the part of such Parties shall be construed and take effect as joint and several (gesamtschuldnerisch);

(b)	indemnities, guarantees, agreements and obligations and the act or default of any one of them shall be deemed to be the act or default of each of them;

(c)	reference to that Party shall refer to each of those persons or any of them as the case may be; and

(d)	the benefits contained in this Agreement in favour of such Party shall be construed and take effect as conferred in favour of all such persons collectively and each of them separately.

1.6	Headings

The headings in this Agreement shall not affect its interpretation.

1.7	German Terms

Where a German term has been added in parenthesis after an English term in italics, only such German term shall be decisive for the interpretation of the relevant English term whenever such English term is used in this Agreement.

2.	Sale of the General Partner Shares and the Limited Partnership Interest

2.1	Sale

Subject to the terms of this Agreement,

Seller I hereby sells (verkauft) the Limited Partnership Interest in the Company to the Purchaser and

Jens Bormann and Karsten Wulf (Seller II) hereby sell their General Partner Share in the nominal amount of EUR 17,500 each to the Purchaser who hereby accepts such sale of shares and interest.

The General Partner Shares and the Limited Partnership Interest are sold together with all rights and obligations attaching to them as of the Closing Date.

2.2	Profit and Ancillary Rights

The sale and the subsequent assignment of the General Partners Shares shall include all ancillary rights (Nebenrechte) pertaining thereto as at the Closing Date (including the rights to any undistributed profits for the current Business Year 2016).

The sale and the subsequent assignment of the Limited Partnership Interest shall include all the partners’ accounts at the Company (Gesellschafterkonten) and ancillary rights (Nebenrechte) pertaining thereto as at the Closing Date (including the rights to any unwithdrawn profits for the current business year 2016, irrespective whether already reflected by the balances on the partners’ accounts).

3.	Assignment of the General Partner Shares

3.1	Transfer

Jens Bormann and Karsten Wulf each individually with regard to their share (jointly Seller II) shall assign (abtreten) their respective General Partner Share in the nominal amount of EUR 17,500 to the Purchaser pursuant to Clause 3.2.

3.2	Separate Transfer Deed

Jens Bormann and Karsten Wulf (as Seller II) and the Purchaser will grant powers of attorney to attorneys-in-fact located in Austria to execute a separate transfer deed under Austrian law in the form of an Austrian notarial deed substantially corresponding to the draft attached as Schedule 3.2 to record the transfer of the General Partner Shares to the Purchaser with such transfer deed to be established at Closing pursuant to Clause 9.8(a)(x).

4.	Assignment of the Limited Partnership Interest

4.1	Transfer

Seller I hereby assigns (abtreten) by way of a singular succession (Sonderrechtsnachfolge) the Limited Partnership Interest to the Purchaser subject to the fulfilment of all Closing Conditions with legal effect as of Closing Date, however, in the external relationship subject to the condition precedent of the entry of the singular succession in title (Sonderrechtsnachfolge) into the compentent commercial register.

4.2	Acceptance

The Purchaser accepts the aforementioned assignment.

5.	Purchase Price

5.1	Purchase Price for the General Partner Shares and the Limited Partnership Interest

Purchase Price for the General Partner Shares and the Limited Partnership Interest under this Agreement (the “Purchase Price”) shall be composed as follows:

(a)	EUR 123,000,000.00 (“Enterprise Value”) (in words: Euro one hundred twenty-three million)

(b)	minus Net Financial Debt;

(c)	plus the amount, if any, by which at Closing Working Capital exceeds Minimum Working Capital or minus the amount, if any, by which at Closing Working Capital is less than Minimum Working Capital;

=	Purchase Price for 100 % of the General Partner Shares and the Limited Partnership Interest.

The Purchase Price (and also the Preliminary Purchase Price) is a gross amount. This also means that potential payments due to violations of guarantees, indemnities and/or covenants will lower the Purchase Price.

The Purchase Price will be calculated on the basis of the Closing Accounts or, if any, of the Final Closing Accounts after the Closing Date.

5.2	Net Financial Debt

“Net Financial Debt” shall mean the aggregated amount of the financial indebtedness or net financial assets respectively of the Group Companies as of the Closing Date consisting of:

(a)	any bonds (Anleihen) within the meaning of sec. 266 para. 3 C. no. 1 HGB as well as any overdrafts, debentures, notes, liabilities on bills drawn, participating certificates or similar instruments, credit transactions or other forms of financing;

(b)	any dividends declared or resolved but not yet distributed and any unsatisfied liabilities arising from any return, reduction or redemption of any capital or any capital reserves;

(c)	all interest-bearing liabilities in the nature of borrowings towards banks, other credit institutions or other third parties as well as overdrafts, bonds, notes, debentures or similar instruments, liabilities on bills accepted or drawn, or similar credit transactions or other forms of financing;

(d)	liabilities (other than trade payables and payables due to affiliates from the reimbursement of expenses) to the Sellers or any of the Sellers’ affiliates in the meaning of sections 15 et seqq. German Stock Corporation Act (AktG), in particular any (i) profit transfer liabilities under the profit and loss transfer agreements between Seller I on the one hand and each of buw operations Osnabrück GmbH, buw operations Münster GmbH and buw Rechenzentrum GmbH on the other hand for the period from 1 January 2016 until the short financial year end date. i.e. 31 July 2016 as well as all prior periods (if any), and (ii) compensation claims (Abfindungsansprüche oder Auseinandersetzungsguthaben) against buw Operations Osnabrück GmbH resulting from the termination of the silent partnership between buw Strategie Holding GmbH & Co. KG and buw operations Osnabrück GmbH (formerly between the Seller II and the buw operations Osnabrück GmbH);

(e)	liabilities, whether present or future, arising under put, call and other arrangements such as stock option plans entered into primarily in connection with the raising of finance (whether to be virtually settled in cash or by the actual physical transfer of shares or property);

(f)	outstanding due trade accounts payables for the purchase of fixed assets and outstanding purchase price instalments on the acquisition of all or part of any company, partnership, undertaking or business;

(g)	outstanding fees and expenses or other obligations incurred in connection with the transaction process to Purchaser but in the interest of the Sellers and to the extent payable by the Group Companies;

(h)	Shareholder Loans and any loan or any equivalent to a loan having the same effect as a loan granted to the Group Companies by any individual or entity belonging to the Sellers’ Group;

(i)	any corporate income tax liabilities (including corporate income tax and trade tax) and any provisions for taxes (Steuerrückstellung) in the meaning of sec. 266 para. 3 B no. 2 German Commercial Code (Handelsgesetzbuch) net of income tax related receivables;

(j)	net liability relating to factoring to reflect Factoring Liabilities, meaning amounts collected from customers which have not been passed on to the factoring bank, offset by any Spread Factoring, meaning any security holdback based on the amount factored. For the avoidance of doubt, the Factored Trade Receivables shall be excluded from Working Capital at Closing;

(k)	the net liability, i.e. the defined benefit obligations minus the fair value of plan assets, both as defined by local GAAP – which in total may also be a positive asset balance – of any long-term employee benefits such as pensions, part-time early-retirement (Altersteilzeit) and long-service awards (Jubiläumszahlungen) and/or other pension/pension like obligations, and the carrying amount of any provisions for future contributions to support funds (Unterstützungskasse) for the (current and/or former) Employees of the Group Companies;

(l)	any interest rate or currency obligations, including swaps, hedges or similar arrangements;

(m)	Cash, minus Restricted Cash;

(n)	Loans granted to Employees; and

(o)	any receivables of the Group Companies from loss compensation claims under the profit and loss transfer agreements between Seller I on the one hand and each of buw operations Osnabrück GmbH, buw operations Münster GmbH and buw Rechenzentrum GmbH on the other hand for the period from 1 January 2016 until the short financial year end date, i.e. 31 July 2016 as well as prior periods (if any) and compensation claims (Abfindungsansprüche oder Auseinandersetzungsguthaben) of buw operations Osnabrück GmbH resulting from the termination of the silent partnership between buw Strategie Holding GmbH & Co. KG and buw operations Osnabrück GmbH (formerly between the Seller II and the buw operations Osnabrück GmbH).

For the avoidance of doubt, any item falling under more than one of the line items (a) to (o) above shall only be counted once. If there are corresponding assets to the above mentioned liabilities (a) to (l) those assets should be netted with the liabilities respectively are net financial assets. This could be the case in the event that the planned settlement of the related Company and shareholder balances cannot be settled (fully) prior to Closing.

5.3	Working Capital

“Working Capital” comprises the following at Closing:

(a)	inventories (Vorräte) in the meaning of Sec. 266 para. 2 B. I No 1 to 4 HGB minus prepayments received pursuant to Sec. 268 para 5 sentence 2 HGB;

(b)	trade receivables (Forderungen aus Lieferungen und Leistungen) in the meaning of Sec. 266 para. 2 B. II No. 1 HGB excluding Factored Trade Receivables for which cash has been received from the factor (i.e. Postbank) and net of allowances for doubtful debt and lump sum allowances for the general credit risk not already captured by the specific bad debt allowances. For the avoidance of doubt, it is the intent of the parties to include the value of Factored Trade Receivables in the determination of Minimum Working Capital, but these balances will be excluded from Working Capital;

(c)	other assets (sonstige Vermögensgegenstände) in the meaning of Sec. 266 para. 2 B II. 4 HGB as for example VAT receivables, health insurance receivables, creditors with debit, transitory items and other assets; and

(d)	deferred respectively prepaid expenses and accrued income ((aktiver) Rechnungsabgrenzungsposten) in the meaning of Sec. 266 para 2 C HGB;

minus

(e)	trade payables (Verbindlichkeiten aus Lieferungen und Leistungen) in the meaning of Sec. 266 para. 3 C No 4 HGB;

(f)	other liabilities (sonstige Verbindlichkeiten) in the meaning of Sec. 266 para. 3 C No 8 HGB as for example liabilities from wages and salaries, and VAT liabilities;

(g)	other provisions (sonstige Rückstellungen) in the meaning of Sec. 266 para. 3 B No 3 HGB comprise personnel related provisions, outstanding invoices and accrued consulting and audit costs; and

(h)	accrued expenses and deferred income excluding Subsidies ((passiver) Rechnungsabgrenzungsposten) in the meaning of Sec. 266 para 3 D HGB.

For the avoidance of doubt, any item which has been part of the net debt should not be part of the working capital and vice versa.

The following contracts will be settled directly between the contracting party and Seller I and Seller II and do not impact this Transaction:

(i) the consultancy agreement between CatCap GmbH and Seller I and Seller II dated 10 February 2016; and

(ii) the consultancy agreement between aura advisory GmbH and Seller I and Seller II dated 9 February 2016 (whereas another framework consultancy agreement with aura advisory GmbH has been transferred to the Company, however this agreement does not trigger any payment obligations under this Transaction or otherwise unless the Purchaser specifically engages aura advisory GmbH to undertake certain actions under that agreement);

provided, however, if for some reason the contracts described in (i) and (ii) above are not settled directly between (i) CatCap GmbH and Seller I and Seller II and/or (ii) aura advisory GmbH and Seller I and Seller II, respectively, then payments under such contracts will be accrued in the Closing Accounts; and provided, further, if such items are accrued in the Closing Accounts, then they shall not be treated as excluded liabilities and shall be treated as deductible liabilities for the purposes of Working Capital.

Sellers shall be responsible for the extraordinary bonus payments as described in Section 1.11.10.1.19 of the Data Room and the services provided by Wirth&Collegen, or such items shall be accrued in the Closing Accounts; provided, however, if such items are accrued in the Closing Accounts, then they shall not be treated as excluded liabilities and shall be treated as deductible liabilities for the purposes of Working Capital.

5.4	Cash

“Cash” at Closing means the aggregated amount as shown in the books of the Group Companies (including any accrued interest thereon) of any cash on hand, cheques on accounts with banks and other financial institutions, cash equivalents with an original maturity of less than 90 days (e.g. cash at bank deposits, current securities and other interest bearing assets), minus Restricted Cash.

“Restricted Cash” means cash that is not freely usable by the Purchaser because it is subject to restrictions or limitations on its use or distribution excluding cash which may be subject to being held in deposit less than 90 days.

5.5	Factored Trade Receivables, Spread Factoring and Factoring Liabilities

“Factored Trade Receivables” means the receivables that have been derecognized from trade receivables as having been factored.

“Spread Factoring” means assets relating to a security holdback of the factor.

“Factoring Liabilities” means the liability for cash collected relating to Factored Trade Receivables collected that are a liability owed to the factor.

5.6	Preliminary Purchase Price

Based upon the above, the Sellers will calculate in good faith and deliver to the Purchaser the preliminary purchase price (“Preliminary Purchase Price”) for the General Partner Shares and the Limited Partner Interest.

The Sellers will communicate in writing to the Purchaser the Preliminary Purchase Price at least 3 (in words: three) Business Days prior to the Closing Date including the good faith calculation of the Preliminary Purchase Price according to the parameters set out in Clause 5.1 to 5.5 and attached hereto as Schedule 5.6.

5.7	Due Dates for payment of the Preliminary Purchase Price

(a)	88% of the Preliminary Purchase Price shall be due for payment at Closing to the account of the Sellers;

(b)	12% of the Preliminary Purchase Price (“Escrow Amount”) shall be due for payment at Closing to the escrow account (“Escrow Account”) of the Escrow Agent.

5.8	Escrow Agreement

The Parties enter as a Closing Action into an escrow agreement (“Escrow Agreement”) with the Düsseldorf based notary Dr. Pünder (“Escrow Agent”) for a duration of 12 months following the Closing Date according to the format attached hereto as Schedule 5.8.

6.	Closing Accounts and Adjustment of Preliminary Purchase Price

6.1	The Company, working in conjunction with (i) a representative selected by the Purchaser, and (ii) a representative selected by the Sellers, shall prepare or cause to be prepared a consolidated balance sheet of the Company and its Subsidiaries for the Relevant Accounting Period (Stichtagsbilanz), as well as a calculation of Cash, Net Financial Debt, Working Capital, the (final) Purchase Price in the form attached hereto as Schedule 5.6 as of the Measurement Date and the additional audited financial statements (German GAAP) for each of buw operations Osnabrück GmbH, buw operations Münster GmbH and buw Rechenzentrum GmbH as of 31 July 2016 (“Closing Accounts”). The Closing Accounts shall be prepared according to the provisions of the German Commercial Code (Handelsgesetzbuch) using the same methods and methodologies that were used in the preparation of the (pro forma) balance sheet of the Group Companies as of 31 December 2015 consistently applied and the accounting principles of the Sellers’ Group (Bilanzierungs- und Bewertungsvorschriften der buw-Unternehmensgruppe) attached hereto as Schedule 6.1 and the provisions of this Agreement.

6.2	Both Parties shall have access to all relevant information, books and records and personnel of the Company for the purpose of the preparation and review of the Draft Closing Accounts.

6.3	The Company shall deliver its proposal of the Closing Accounts (“Draft Closing Accounts”) no later than 60 Business Days after the Closing Date to the Purchaser and Sellers whereas the Parties shall take into account that a physical repayment of debt takes place before or at Closing according to 9.8(a)(xiii).

6.4	If any party believes that the Draft Closing Accounts are incorrect or have not been prepared in accordance with the requirements of this Agreement, the one party shall inform the other party in writing (“Objection Notice”) within 15 Business Days of the receipt of the Draft Closing Accounts (“Objection Period”) detailing in reasonable detail what one party considers to be incorrect and providing updated Closing Accounts reflecting the other parties’ views.

6.5	If one party submits an Objection Notice to the other party pursuant to Clause 6.4 within the Objection Period then the one party and the other party shall endeavor to resolve the disputed items by mutual agreement.

(a)	If the Sellers and the Purchaser reach agreement, the revised Closing Accounts, as varied by such agreement, shall replace the previously submitted Closing Accounts.

(b)

If and to the extent that the Sellers and the Purchaser fail to reach agreement within 15 Business Days after the receipt of an Objection Notice, Sellers and Purchaser jointly shall refer the matter to KPMG or, if KPMG is not willing or able to act as expert arbitrator, an independent chartered accountant of international standing being reasonably capable of providing assistance in preparing and auditing consolidated financial statements who will act as expert (Schiedsgutachter) (“Expert”) and who shall resolve the items still in dispute with binding effect for the Parties pursuant to Section 317 para 1. German Civil Code (BGB).

(c)	In case the Sellers and the Purchaser are unable to agree on the person of the Expert, the Expert will be appointed upon written request of the Sellers or the Purchaser by the chairman of the Chamber of Chartered Accountants in Düsseldorf, Germany. The items determined by the Expert may not be above or below the figures proposed by the Sellers and the Purchaser. The Expert shall, taking account of any matters already agreed by the Sellers and the Purchaser, also determine the changes (if any) to be made to the Draft Closing Accounts, which as so changed, shall replace the previously submitted Draft Closing Accounts. The Sellers and the Purchaser shall instruct the Expert to complete its review and determination within 15 Business Days of commencing such review. The Sellers and the Purchaser shall be given the opportunity to present their views in English in writing and in at least one oral hearing. The procedure conducted by the Expert shall be carried out in English. The Expert shall decide on the allocation of its fees between Sellers and Purchaser in accordance with the principles set forth in Sections 91 et. seq. of the German Civil Procedure Code (Zivilprozessordnung).

6.6	The Closing Accounts shall become binding between the Parties as follows:

(a)	If the Sellers do not give an Objection Notice during the Objection Period or the Sellers notify the Purchaser that they have no objection to the Draft Closing Accounts they will become final and binding on the Parties for the purpose of this Agreement on the earlier of the date of such notice or the expiry of the Objection Period.

(b)	If the Sellers give an Objection Notice pursuant to Clause 6.4 within the Objection Period, the Draft Closing Accounts shall become final and binding on the Parties for the purpose of this Agreement on the earlier of either:

(i)	the day on which the Purchaser and the Sellers resolve all contentious matters regarding the Draft Closing Accounts amongst themselves; or

(ii)	the day on which the Expert delivers his decision regarding the contentious matters (the “Final Closing Accounts”), except in the case of manifest error (such as, e.g. calculation errors, obvious wrong application of applicable Tax laws and/or principles), in which case the relevant part of the determination will be void and the matter must be remitted to the Expert for correction.

6.7	If the Purchase Price is lower than the Preliminary Purchase Price, the Sellers shall pay within 5 (in words: five) Business Days after the Closing Accounts or Final Closing

Accounts have become binding on the Parties pursuant to Clause 6.6 (the “Adjustment Payment”) such difference amount to the Purchaser.

6.8	If the Purchase Price is higher than the Preliminary Purchase Price, the Purchaser shall pay within 5 (in words: five) Business Days after the Closing Accounts or Final Closing Accounts have become binding on the Parties pursuant to Clause 6.6 such Adjustment Payment to the Sellers.

7.	Adjustment of the Purchase Price

Any payment made under this Agreement in respect of any claim for any breach of any guarantee or pursuant to an indemnity or for any refund or any similar reason under this Agreement shall be treated as a reduction or increase of the Purchase Price and, if and to the extent payments are made (at Purchaser’s sole discretion) to the Group Companies, such payments shall be construed and deemed as contributions made by the Purchaser into the respective Group Company and shall be treated as reduction of the Purchase Price between the Parties.

8.	Period until Closing, Covenants

8.1	Sellers’ Obligations in Relation to the Conduct of Business

Sellers shall procure that between the date of this Agreement and the Closing, unless otherwise agreed by the Purchaser, each Group Company shall carry on its business as a going concern in the ordinary course of business as carried on prior to the date of this Agreement. Except with the prior written consent of the Purchaser or as otherwise expressly permitted or required by a Transaction Document, from the Signing Date until Closing, the Sellers shall not take any action that would cause a breach of Clause 10.16 or Clause 12.1(q).

8.2	The Purchaser must act reasonably when considering whether to withhold any consent requested under Clause 8.1. The Purchaser will be taken to have given its consent for the purposes of Clause 8.1 if the Purchaser does not notify the Sellers that it refuses its consent:

(a)	within two Business Days after being notified in writing by the Sellers of a proposed action, in the context of a matter or circumstance which could result in a material loss to the Business; or

(b)	in any other case, within five Business Days after being notified in writing by the Sellers of a proposed action.

8.3	From the Signing Date until the Closing, Sellers shall promptly notify Purchaser in writing of:

(a)	any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transaction;

(b)	any notice or other communication from any Government Agency in connection with the Transaction; and

(c)	any suits, actions or proceedings commenced that relate to or involve or otherwise affect Sellers or the Group Companies, if such litigation has a value exceeding EUR 25,000 or relates to the consummation of the Transaction.

Purchaser’s receipt of information pursuant to this Clause 8.3 shall not be deemed to amend or supplement the Schedules; provided, however, such information shall be treated as disclosed information only to the extent that it relates to events or circumstances that occurred in the ordinary course of business and that are not individually or in the aggregate material.

8.4	To the extent legally permitted, the Sellers shall procure that prior to Closing:

(a)	the Group Companies shall collaborate with the Purchaser in relation to all material matters concerning the running of the Group Companies;

(b)	such representatives and advisers as the Purchaser requests may be designated to work with the Sellers and the Group Companies with regard to the management and operations of the Group Companies. The Sellers shall consult, and shall cause the Group Companies to consult, with such representatives and advisers with respect to any action which may materially affect the business of any Group Company. The Sellers shall provide, and shall cause the Group Companies to provide, to such representatives and advisers such information as they may reasonably request for this purpose;

(c)	without limiting the foregoing, and subject to the Purchaser providing reasonable notice of any request under this Clause (c) to the Sellers:

(i)	the Sellers and Purchaser will agree on reasonable access to information and inspection of assets that the Purchaser reasonably requires prior to Closing in respect of the Group Companies or the Business during normal business hours;

(ii)	the Sellers shall instruct the Representatives of Sellers and the Group Companies to co-operate with Purchaser – in the scope described above – in its investigation of the Group Companies; and

(iii)	on invitation of the Sellers, and jointly with the Sellers, Purchaser will have the right to conduct customer meetings or conference calls with those remaining key customers (up to five) with whom prior to the Signing Date no meetings or conference calls have been conducted.

8.5	Nothing in this Clause 8 entitles the Purchaser or its Representatives to have access prior to Closing to any information or documentation in respect of the Group Companies or the Business which is protected by legal professional privilege or litigation privilege unless that documentation in the opinion of the Sellers can be disclosed without prejudicing the rights to legal professional privilege or litigation privilege or which would constitute a violation of the prohibition of a pre-execution of a transaction (Vorvollzugsverbot).

8.6	After the Closing Conditions set forth in Clauses 9.2(a), (d) and (e) have been satisfied, and the Purchaser shall have notified the Sellers that Purchaser is not aware of a Material Adverse Change, the Sellers must immediately give the Purchaser notice of each bank or other financial institution with which a Group Company has an account or safety deposit box, together with:

(a)	details of the accounts and safety deposit boxes;

(b)	the names of all persons authorised to draw on or have access to them, both through physical signature and electronic access; and

(c)	with respect to each financial institution with which any Group Company has an account, the names of all persons currently recognized as authorized to establish an account, add or modify user electronic access, or add or modify services, which shall be three Business Days before the Closing Date unless otherwise agreed by the Parties.

8.7	At least five Business Days before the Closing Date, the Sellers must provide to the Purchaser documentation supporting any amounts due to creditors described in Clauses 5.2(a), (b), (c), (d), (e), (g), (h), (i), (j) or (l) as of (a) the Measurement Date, if this date is earlier than the Closing Date, or (b) the Closing Date, if this date is earlier than the Measurement Date, and will update this documentation until the Closing Date. The Sellers shall procure that the Group Companies pay such obligations in full at the Closing according to Clause 9.8(a)(xiii) except for (i) obligations which are provisions pursuant to sec. 266 para. 3 B HGB and profit and loss transfer obligations under the profit and loss transfer agreements between Seller I on the one hand and each of buw operations Osnabrück GmbH, buw operations Münster GmbH and buw Rechenzentrum GmbH on the other hand for the period from 1 January 2016 until the short financial year end date. i.e. 31 July 2016 as well as all prior periods (if any), and (ii) compensation claims (Abfindungsansprüche oder Auseinandersetzungsguthaben) against buw Operations Osnabrück GmbH resulting from the termination of the silent partnership between buw Strategie Holding GmbH & Co. KG and buw operations Osnabrück GmbH (formerly between the Seller II and the buw operations Osnabrück GmbH); provided, however, that if one or more obligations are not paid in full according to Clause 9.8(a)(xiii), then such obligations will be recognized within the Purchase Price Calculation according to Clause 5.1.

8.8	Prior to Closing, each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts (at its own expense) to obtain, and to cooperate in obtaining, all consents, authorisations and other approvals from third parties and Government Agencies necessary or appropriate to permit the consummation of the Transaction, as set forth in Schedule 10.3(f); provided, however, that the Parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favour of) any person from whom any such consent may be required (other than nominal filing or application fees). The provisions set forth in Clauses 8.9 through 8.12 are in addition to, and shall not limit, the provisions of this Clause 8.8.

8.9

The Sellers shall cooperate with the Purchaser and use their respective reasonable best efforts to help the Purchaser prepare and file (i) the required merger control notification in accordance with the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen - GWB) and (ii) notifications, filings, registrations, submissions and other materials required or necessary under any other applicable foreign antitrust law (together with the GWB, collectively “Antitrust Laws”), in each case, as soon as practicable following the date of this Agreement, but in the case of clause (i), no later than 10 Business Days after the date hereof. All filings made in connection with this Clause 8.9 shall be made in substantial compliance with the requirements of applicable Antitrust

Laws and any other applicable laws. The Purchaser shall make such other filings and submissions as are necessary, proper or advisable in other jurisdictions to comply with all applicable Antitrust Laws and all other applicable laws, and shall promptly provide all supplemental information and documentation requested by any Government Agency relating thereto. Subject to the Confidentiality Agreement and applicable laws, the Parties shall coordinate and cooperate fully and promptly with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including those under the Antitrust Laws.

8.10	To the extent not prohibited by applicable law and subject to the Confidentiality Agreement, each Party shall (A) promptly notify and furnish the other Parties copies of each (i) filing such Party submits to any Government Agency and (ii) correspondence or communication between it or any of its representatives, on the one hand, and any Government Agency, on the other hand, in each case relating to the subject matter of these Clauses 8.9 through 8.12 (and, in the case of any oral communication, a summary of such communication), (B) consult with and permit the other Parties to review in advance any proposed filing and any written or oral communication or correspondence by such Party to any Government Agency relating to the subject matter of these Clauses 8.9 through 8.12, and (C) consider in good faith the views of such Party in connection with any such proposed filing and any such written or oral communication or correspondence to any Government Agency relating to the subject matter of these Clauses 8.9 through 8.12.

8.11

Purchaser and Sellers shall use their reasonable best efforts to (i) obtain all Authorisations required under or in connection with any Antitrust Law, (ii) enable all waiting periods under any Antitrust Law to expire and (iii) avoid or eliminate all impediments under all Antitrust Laws, in each case, to cause the Transaction to occur as soon as reasonably practicable following the date of this Agreement and, in any event, prior to the date on which this Agreement is consummated in accordance with Clause 9. Notwithstanding the foregoing, nothing in this Clause 8 or in Clause 15.10 shall require, or be construed to require, Purchaser and/or Seller or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Purchaser, the Group Companies or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a material adverse effect on the business, results of operations, prospects, condition (financial or otherwise) or assets of such persons, or materially and adversely impact the economic or business benefits to Purchaser of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

8.12	From the date of this Agreement through the date (i) of expiration of the required waiting periods under the Antitrust Laws and (ii) any Authorisations of any other applicable Government Agency are obtained, neither Purchaser nor Sellers shall, nor shall they permit any of their respective Affiliates or Representatives to, take any action (other than actions taken in the ordinary course of commercial operations of the business of Purchaser or Sellers, as applicable, consistent with past practice) that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting periods under the Antitrust Laws, or the obtaining of such Authorisations from any applicable Government Agencies.

8.13	As soon as reasonably practicable following the Signing Date, the Sellers will deliver to the Purchaser in respect of the Group Companies the (pro forma) consolidated unaudited accounts for the five months ending on 31 May 2016.

8.14	As soon as reasonably practicable following the Signing Date, Sellers shall cooperate with Purchaser to agree upon and implement a plan that, before the Closing, results in buw Romania SRL complying with Romanian laws relating to the required minimum number of shareholders of a Romanian limited liability company.

9.	Closing Date, Closing

9.1	Closing Date

The closing date shall be any Business Day that (i) is after 31 July 2016 and (ii) unless otherwise agreed by the Parties, is one Business Day after the Closing Conditions have been satisfied (“Closing Date”); and the Closing shall be deemed to occur at 24:00 CET at that day.

The Parties envisage a Closing Date between 1 August 2016 and 9 August 2016. If (a) the Closing Date occurs between 1 August 2016 and 15 August 2016, the measurement date for the Closing Accounts is at 31 July 2016 (24:00 CET) (“Measurement Date”). If (b) the Closing Date occurs between 16 August 2016 and 31 August 2016, the Measurement Date is 31 August 2016 . If (c) the Closing Date occurs between 1 September 2016 and 15 September 2016, the Measurement Date is at 31 August 2016 (24:00 CET). If (d) the Closing Date occurs between 16 September 2016 and 30 September 2016, the Measurement Date

is 30 September 2016 . If (e) the Closing Date occurs between 1 October 2016 and 15 October 2016, the Measurement Date is at 30 September 2016 (24:00 CET).

The economic ownership shall transfer on the Closing Date with effect as of (a) 1 August 2016 (00:00 CET), (b) 1 September 2016 (00:00 CET) , (c) 1 September 2016 (00:00 CET), (d) 1 October 2016 (00:00 CET) , or (e) 1 October 2016 (00:00 CET), respectively (“Economic Transfer Date”), from the Sellers to the Purchaser.

The Closing shall take place at the offices of Taylor Wessing Partnerschaftsgesellschaft mbB, Am Sandtorkai 41, 20457 Hamburg, Germany.

Closing may also take place at such other location, time or date as may be agreed between the Purchaser and the Sellers.

9.2	Closing Conditions

The Agreement shall be closed (erfüllt) pursuant to Clause 9.3 and the Parties are obliged to perform the Closing Actions in Clause 9.8 only if the following conditions precedents (aufschiebende Bedindungen) (“Closing Conditions”) have been satisfied:

(a)	The customers Vodafone and Deutsche Telekom have not rescinded, withdrawn or revoked their waivers (the wording of which is acceptable to the Purchaser) of termination rights under existing change of control clauses (CoC);

(b)	There shall not have occurred a Material Adverse Change;

(c)	All shareholders in the General Partner have explicitly agreed to the transfer of the General Partner Shares, and Seller I and Seller II will have transferred all of the Limited Partnership Interest and the General Partner Shares, respectively, so that as of Closing the Purchaser will own 100% of the Limited Partnership Interest and the General Partner Shares;

(d)	The antitrust and/or regulatory authorities in charge have granted any approvals required for the consummation of this Transaction; and

(e)	Each of buw operations Osnabrück GmbH’s, buw operations Münster GmbH’s and buw Rechenzentrum GmbH’s financial year has been changed to end on 31 July 2016 and the respective profit and loss transfer agreements with buw Holding GmbH have been terminated with effect of such date. This condition shall be deemed satisfied if prior to 31 July 2016:

(i)	The competent tax authority (Finanzamt) has approved the change of each of buw operations Osnabrück GmbH’s, buw operations Münster GmbH’s and buw Rechenzentrum GmbH’s current financial year to 1 August / 31 July, resulting in a short financial year (Rumpfgeschäftsjahr) from 1 January 2016 to 31 July 2016, and

(ii)	Such change of financial year has been registered in buw operations Osnabrück GmbH’s, buw operations Münster GmbH’s and buw Rechenzentrum GmbH’s respective commercial register.

9.3	The Parties shall use their best endeavours and render to each other all reasonably necessary support and cooperation to ensure that the Closing Conditions are fulfilled as soon as possible after the Signing Date. The Parties shall inform each other in writing without undue delay as soon as any or all Closing Conditions have been fulfilled together with all relevant documents evidencing the fulfilment of the relevant Closing Conditions.

9.4	A Party must promptly notify the other Parties in writing if it becomes aware that any of the Closing Conditions are not satisfied or have become incapable of being satisfied.

9.5	Without limiting the foregoing:

(a)	If the Purchaser becomes aware that it is reasonably likely that the antitrust regulatory approval Closing Condition will not be satisfied or that conditions or obligations may be imposed which could affect the Sellers, it shall notify the Sellers forthwith in writing without undue delay, with the exception of instances when the Purchaser is prohibited by the applicable laws from making such a notification to the Sellers.

(b)

If the Purchaser notifies the Sellers that a Material Adverse Change has occurred, the Sellers shall have five Business Days to object to the Purchaser’s determination. If the Sellers do not object within five Business Days, a Material Adverse Change will be deemed to have occurred. If the Sellers object within such period, then the dispute shall be referred to the Expert, who shall resolve the dispute with binding effect for the Parties pursuant to Section 317 para 1. German Civil Code (BGB). Both Parties shall submit all information to be considered by the Expert within 10 days of the appointment of the Expert, and shall instruct the Expert to complete its review and determination within 15 days of commencing such review. The Sellers and the Purchaser shall be given the opportunity to present their views in English in writing and in at least one oral hearing. The procedure conducted by the Expert shall be carried out in English. The Expert shall decide on the allocation of its fees between Sellers and Purchaser in accordance with the principles set forth in Sections 91 et. seq. of the German Civil Procedure Code (Zivilprozessordnung).

9.6	The Closing Conditions set forth in Clauses 9.2(a) through 9.2(c) and 9.2(e) are imposed for the benefit of the Purchaser and may only be waived by the Purchaser. The Closing Condition set forth in Clause 9.2(d) may not be waived by either Party.

9.7	Termination for Failure of Conditions

This Agreement shall be automatically terminated if any of the Closing Conditions shall have not been satisfied by the Long Stop Date.

9.8	Closing

(a)	On the Closing Date the following closing actions (“Closing Actions”) shall take place:

(i)	Jens Bormann and Karsten Wulf have delivered to the Purchaser a consent declaration of their spouses pursuant to Section 1365 BGB substantially in the form attached as Schedule 9.8(a)(i);

(ii)	The Sellers shall provide documentation that all Subsidiaries listed in Schedule (E) have been successfully transferred to the Company;

(iii)	The Sellers shall deliver to the Purchaser validly signed resignation letters as managing directors of the General Partner substantially in the form and with the content as enclosed as Schedule 9.8(a)(iii);

(iv)	For all Subsidiaries listed in Schedule 9.8(a)(iv), Sellers shall deliver to the Purchaser: (1) validly signed resignation letters as managing directors for the individuals Jens Bormann and Karsten Wulf, and (2) actions appointing managing directors identified by the Purchaser;

(v)

To the extent a cash pool exists among any Group Companies, the Sellers shall settle the cash pool, shall remove from the cash pool the bank accounts of entities not included as part of the Transaction, and present evidence for such settlement and removal in form of a corresponding letter of confirmation of the bank;

(vi)	The Sellers shall deliver a “no known loss” affidavit to the Purchaser;

(vii)	The Sellers shall approve that the Company has consented to the Transaction, if any, or confirm that no such approvals are required;

(viii)	The Sellers shall confirm to the Purchaser that the guarantees, warranties and covenants given in this Agreement are true, correct and not misleading as of the Closing Date;

(ix)	The Sellers shall notify the respective authorities who granted state-aid to certain Subsidiaries under existing programmes on the change of control;

(x)	The Sellers and the Purchaser shall execute (via power of attorneys given to the attorneys-in-fact in Austria) the transfer deed for the transfer of the General Partner Shares as set forth in Schedule 3.3;

(xi)	The Sellers and the Purchaser shall execute the Escrow Agreement with the Escrow Agent;

(xii)	The Purchaser shall pay to the Escrow Agent the Escrow Amount;

(xiii)	The Sellers shall procure that the Group Companies pay in full the obligations described in Clause 8.7;

(xiv)	The Sellers shall confirm that all joint customer contracts between Excluded Entities and Group Companies on the one side and customers on the other side are separated in a manner that reasonably reflects the differing business activities the Excluded Entities and Group Companies performed as of the Signing Date;

(xv)	The Sellers will authorize the persons designated by the Purchaser to have security administration, transactional and account reporting access to the electronic bank systems at all financial institutions used for any bank accounts held by any Group Company;

(xvi)	The Purchaser shall pay the Preliminary Purchase Price (minus the Escrow Amount) to the Sellers; and

(xvii)	Seller I and Purchaser agree that the assignment of the Limited Partnership Interest by Seller I to Purchaser by way of a singular succession (Sonderrechtsnachfolge) shall be notified by Seller I, Purchaser and the General Partner in its capacity as the sole general partner of the Company. The respective filing (Handelsregisteranmeldung) shall be signed by Seller I, Purchaser and the General Partner in front of the acting notary, (the “LP Filing”) who will then certify (beglaubigen) the LP Filing and take it into custody (in Verwahrung nehmen). The acting notary is commissioned by Seller I and Purchaser and instructed to submit, upon confirmation by Seller I that the Preliminary Purchase Price has been received, the LP Filing and such instruction can only be revoked jointly by Seller I and Purchaser. Seller I is obliged to inform the acting notary about the receipt of the Preliminary Purchase Price (by the Sellers and by the Escrow Agent) immediately.

(b)	By way of signing appropriate closing minutes (the “Closing Minutes”) in the format attached hereto as Schedule 9.8(b), the Sellers and the Purchaser shall confirm at Closing to each other that the Closing Conditions and the Closing Actions have been fulfilled in connection with this Agreement and the General Partner Shares and the Limited Partnership Interest have been transferred from the Sellers to the Purchaser at Closing.

(c)	Each Party shall use best efforts to ensure that those of the Closing Actions have to be performed by it will be fulfilled as soon as possible.

(d)	The Sellers can waive the Closing Actions in Clauses 9.8(a)(ix), (xii), (xiv) and (xvi). The Purchaser can waive the Closing Actions in Clauses 9.8(a)(i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (xiii), (xiv) and (xv).

(e)	In the event that no Closing has taken place until 15 October 2016, this Agreement shall become null and void (“Long Stop Date”). In this case the notarial fees are paid by the Party having caused the non-closing of the Transaction.

(f)	Interim Service Agreements

(i)	Sellers agree on behalf of the Group Companies and the Non-Target Corporations that all existing agreements relating to the provisioning of accounting services, human resources services, IT support services, and other reasonably related services among the Group Companies and the Non-Target Corporations (collectively “Interim Services”) that were in effect as of the Signing Date, including the Intragroup Agreements, are hereby deemed to be irrevocably and indefinitely waived and cancelled effective as of the Signing Date.

(ii)	Interim service agreements for the provisioning of Interim Services by the Group Companies for the benefit of the Non-Target Corporations will be negotiated by the Parties in good faith between the Signing Date and the Closing.

(iii)	Pursuant to the agreements agreed to in accordance with Clause 9.8(f)(ii), (A) Purchaser will provide the Interim Services “at cost” on request of the Sellers after Closing until 31 December 2016 at the latest; (B) if Sellers request that the Interim Services continue beyond 31 December 2016, such Interim Services will be provided “at cost” plus 50% until 31 March 2017; (C) any Interim Services that Purchaser agrees to provide after 31 March 2017 will be provided at rates to be negotiated between the Parties; and (D) Sellers and Purchaser will agree that Interim Services can be terminated prematurely at the end of any calendar month with one month’s prior written notice.

(iv)	If Seller and Purchaser will not be able to agree on the “at cost” price for the Interim Services prior to Closing, the matter shall be transferred to the Expert on request of either Party, and the Expert shall decide the matter within two weeks after being retained with binding effect upon the Parties.

10.	Sellers’ Guarantees

The Sellers jointly and severally except where stated otherwise guarantee by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to § 311 German Civil Code (BGB) and exclusively with the remedies pursuant to Clause 11, that the statements set forth in this Clause 10 (the “Sellers’ Guarantees”) are true and correct and not misleading as of the date of this Agreement and are confirmed to be true and correct and not misleading on the Closing Date. Sellers acknowledge that the Purchaser is entering into this Agreement in reliance on the Sellers’ Guarantees and further that the Purchaser has entered into this Agreement with the intention that the Business of the Group Companies shall or may be continued as a going concern.

10.1	Legal Situation of the Limited Partnership

(a)	The Limited Partnership is duly established and validly existing as a partnership (Kommanditgesellschaft) under the laws of Germany.

(b)	Seller I holds sole, unrestricted legal and beneficial title in the Limited Partnership Interest.

(c)	The Limited Partnership Interest has been duly authorised, are validly issued and fully paid, have not been repaid, and are free of Security Interests.

(d)	The Limited Partnership Interest is free of any third party rights, is freely transferable and no third party has a claim for granting of such rights.

10.2	Legal Situation of the General Partner

(a)	The General Partner is duly established and validly existing as a company with limited liability (Gesellschaft mit beschränkter Haftung) under the laws of Austria.

(b)	Karsten Wulf and Jens Bormann (each individually with regard to their respective shares in the General Partner) hold sole, unrestricted legal and beneficial title in the General Partner Shares free of all Security Interests.

(c)	The share capital (Gesellschaftskapital) has been duly authorised, is validly issued and fully paid, has not been repaid, and is free of Security Interests.

(d)	The General Partner Shares are free of any third party rights, are freely transferable and no third party has a claim for granting of such rights.

10.3	Capacity of Sellers and Group Companies

(a)	The Sellers have full power and authority to enter into and perform the Transaction Documents under or contemplated by this Agreement.

(b)	The Sellers have taken all necessary action to authorise their entry into, delivery and performance of the Transaction Documents under or contemplated by this Agreement.

(c)	The Transaction Documents under or contemplated by this Agreement constitute valid and binding obligations of the Sellers enforceable in accordance with their respective terms, subject to any principles of equity or insolvency law and necessary stamping.

(d)	The entry into, delivery and performance by the Sellers of the Transaction Documents and all other documents under or contemplated by this Agreement do not breach any Governing Document of any Group Company.

(e)	The Sellers are not the subject of an Insolvency Event, and there are no circumstances which would require or justify the opening of or application for insolvency or similar proceedings.

(f)	Schedule 10.3(f) lists all material third-party and Government Agency consents, authorizations and similar clearances required by or with respect to the Sellers or the Group Companies in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transaction. The execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the Transaction, do not and will not, except as set forth in Schedule 10.3(f), require the consent, notice or other action by any person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any Party the right to accelerate, terminate, modify or cancel any Contract to which any of the Sellers or the Group Companies are parties or by which any of the Sellers or the Group Companies are bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Authorisation affecting the properties, assets or business of the Group Companies.

10.4	Legal Situation of the Group Companies

(a)	Schedule 10.4(a) sets out accurate details of each Group Company.

(b)	The Company is duly established and validly existing as a limited partnership (Kommanditgesellschaft) under the laws of Germany. Each other Group Company is duly incorporated and validly existing under the laws of the place of its incorporation.

(c)	Each Subsidiary has its actual centre of administration in the country of its incorporation and is under corporate law entitled to conduct its business in the way it is currently conducted. Except as set forth in Schedule (E) the Subsidiaries do not have any branches or divisions outside of their principal place of business.

(d)	No Group Company owns, or has any interest in any shares or has an ownership interest in, any person except as set forth in Schedule 10.4(d).

(e)	Each Group Company that owns or leases any properties in Hungary or Romania or for which the operations of its business as currently conducted makes licensing or qualification in Hungary or Romania necessary is duly licensed or qualified to do business and is in good standing in such jurisdiction. All actions taken by each Group Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to Closing.

(f)	The shares of each Subsidiary have been duly authorised, are validly issued and fully paid, have not been repaid, and are free of Security Interests. The Limited Partnership Interest, the General Partner Shares and all shares in the capital of each Group Company could be freely transferred.

(g)	There are no voting, membership or other interests in any Group Company other than as set forth in Schedule 10.4(g).

(h)	There are no outstanding or authorised options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of the Group Companies or obligating the Sellers or the Group Companies to issue or sell any equity interests of, or any other interest in, the Group Companies. The Group Companies have no outstanding or authorised any stock appreciation, phantom stock, or profit participation. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of shares of a Group Company.

(i)	No Group Company has exercised any lien over any of its issued shares.

(j)	No Group Company is a party to any agreement or arrangement (including an issue of Securities) which:

(i)	provides for, or grants any person the right (whether conditional or otherwise) to require, either now or in the future, the issue, allotment, transfer, redemption, conversion or other disposal of any Securities in any Group Company;

(ii)	creates or requires to be created, either now or in the future, any Security Interest over any Securities in any Group Company; or

(iii)	in any way affects the voting rights attached to any Securities in any Group Company.

(k)	No Group Company is or is under an obligation to become:

(i)	except for shares held in a Group Company, the legal or beneficial owner of any Securities; or

(ii)	a member of any partnership, joint venture, consortium or other incorporated association.

(l)	No Group Company has any share, option or other equity incentive scheme or employee share ownership plan for any of its officers, employees or contractors.

(m)	No Group Company is the subject of an Insolvency Event, and there are no circumstances which would require or justify the opening of or application for insolvency or similar proceedings. No Group Company is at Closing imminent illiquid within the meaning of section 18 German Insolvency Code, or the equivalent under Austrian, Hungarian or Romanian law. Neither the Company nor the General Partner is at the Signing Date imminent illiquid within the meaning of section 18 German Insolvency Code, or the equivalent under Austrian, Hungarian or Romanian law.

(n)	The Data Room contains a complete and accurate copy of the Governing Documents of each Group Company.

(o)	To Sellers’ best Knowledge all persons who at present are, or who at any time within the last three years were, a managing director or other director or officer of any Group Company have operated in compliance with all statutory and legal requirements under the applicable laws or otherwise.

(p)	The only managing directors and other directors and officers of the Company are the persons whose names are listed in Schedule 10.4(p).

(q)	The share purchase agreement relating to buw Hungary Kft. dated July 2006 between Jens Bormann, Karsten Wulf and buw Holding GmbH is valid and binding in accordance with its terms.

10.5	Accounts

(a)	The Sellers have delivered to the Purchaser in respect of the Group Companies, the (pro forma) consolidated unaudited accounts for the four months ending on 30 April 2016 (“Consolidated Annual Accounts”) in Schedule 10.5(a), the annual accounts for the financial years ending on 31 December 2014 and 2015, and the audit reports for the statutory financial statements of each Group Company (jointly, and including the Consolidated Annual Accounts, “Accounts”).

(b)	The Accounts have been set up with the diligence of a prudent business man (Sorgfalt eines ordentlichen Kaufmanns).

(c)	The Accounts have been based on proper accounting principles and in accordance with generally accepted accounting principles in the respective jurisdiction they have been prepared for. The accounting principles were applied unchanged and consistently as in previous years. The Accounts are complete and accurate and completely and correctly reflect the financial situation and profitability of the respective Group Company at the respective Accounts Date and the profits of the respective Group Company for the Business Year ending on the respective Accounts Date.

(d)	The Group has no Liabilities relating to the Business except (a) those which are adequately reflected or reserved against in the Accounts as of the Accounts Date of the Closing Accounts, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Accounts Date of the Closing Accounts or which are not, individually or in the aggregate, material in amount.

(e)	The Purchaser is aware that all Subsidiaries will be acquired by the Company until Closing and the (pro forma) 2015 annual accounts presented in the Deloitte Project Derby Financial Factbook dated 29 April 2016 take into consideration that such acquisition has taken place.

10.6	Assets

(a)	Unless otherwise specified in Schedule 10.6(a), the Group Companies have good, valid, full and unrestricted title to, free of charge, as well as possession of all Assets, except that the Group Companies have a valid leasehold interest in or right to use those Assets which are rented or leased from third parties or Affiliates in the ordinary course of business or which are subject to customary retention of title of suppliers until full payment and landlord liens and collateral assignments.

(b)	All Assets are free of all Security Interests other than in the ordinary course of business, and are in the possession or under the control of the Group Companies.

(c)	The Assets are all of the assets necessary for the proper conduct of the Business in the ordinary course in the manner carried on since 1 January 2015. There are no assets that have been used in the conduct of the Business since 1 January 2015 that are not owned by the Group Companies, except those assets where suppliers retain title or request other ordinary means of security.

(d)	To Sellers’ best Knowledge, no Group Company has received any notices, orders or directions from any Government Agency about any material Assets or their use.

(e)	There have been no material changes in the Asset position other than in the ordinary course of business since 1 January 2016.

(f)	The Group Companies’ fixed Assets are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put as at the Signing Date.

10.7	Intellectual Property Rights

(a)

Schedule 10.7(a) sets out accurate details of all Group Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Government Agency or authorized private registrar in Germany, Romania and Hungary (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, and reissued patents and pending applications for any of the foregoing or used in or necessary for the Group Companies‘ current or planned conduct of the Business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Agencies and authorised registrars, and so far as the Sellers are aware all Intellectual Property Registrations are otherwise in good standing. The Sellers have provided the Purchaser in the Data Room with true and complete copies of file histories and other material documents related to all Intellectual Property Registrations.

(b)	The Group Companies own exclusively all right, title and interest in and to the Group Intellectual Property, free and clear of all Security Interests. The IT Systems are all of the systems and software necessary for the proper conduct of the Business in the ordinary course in the manner carried on for the 12 months before the Closing. All Intellectual Property used by the Group Companies in conducting the Business is Group Intellectual Property or Licensed Intellectual Property. The Licensed Intellectual Property includes all rights that are necessary for the Group Companies to use Intellectual Property licensed by the Group Companies to conduct the Business in the same manner such that Licensed Intellectual Property is currently being used to conduct the Business.

(c)	There are no restrictions or limitations on the Group Companies‘ ability to use the Group Intellectual Property, including, as a result of an agreement with a third party or a settlement of a dispute. No current or former employee or independent contractor of any Group Company has any ownership interest or right in any Group Intellectual Property.

(d)	To the Sellers‘ best Knowledge, no employee or independent contractor of any Group Company is a party to a Contract that restricts or limits in any way the scope or type of work in which such employee or contractor may be engaged for the Group Companies or that requires such employee or contractor to transfer, assign or disclose information concerning his or her work to any person other than the Group Companies.

(e)

All agreements on material Licenced Intellectual Property whereby any Group Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, and that are necessary for any Group Company to conduct the current Business have been provided in the Data Room. All agreements on

Licensed Intellectual Property are valid, binding and enforceable between the applicable Group Company and the other parties thereto, and the applicable Group Company and (as far as Sellers are aware) such other parties are in full compliance with the terms and conditions of such agreements.

(f)	No Group Company has licensed, or entered into any agreement or arrangement otherwise permitting the use or exploitation of, any Group Intellectual Property to or by any third party except for the customer rights granted to customers to use Group Intellectual Property in the ordinary course of business during the term of the applicable agreement between the Group Company and such customer. So far as the Sellers are aware, all such Contracts are valid, binding and enforceable between the applicable Group Company and the other parties thereto, and the applicable Group Company and such other parties are in full compliance with the terms and conditions of such Contracts. So far as the Sellers are aware no person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Group Intellectual Property. No Group Company has licensed, or entered into any agreement or arrangement otherwise permitting the use or exploitation of, any IT Systems to or by any third party except for the customer rights granted to the IT Systems in the ordinary course of business during the term of the applicable agreement between the Group Company and such customer.

(g)	The Transaction will not result in the loss of, impairment of, or creation of any Security Interest on, any of the Group Intellectual Property or the Licensed Intellectual Property.

(h)

No source code for any software licensed by any Group Company as part of the Licensed Intellectual Property (“Company Software”) has been delivered, licensed, or made available to any escrow agent or other person by any Group Company. Binary and executable code for Company Software have only been licensed on a non-transferrable and non-exclusive basis and in the ordinary course of the relevant Group Company’s Business. The Group Companies do not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other person who is not, as of the date of this Agreement, an employee or consultant of the Group Companies. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other person who is not, as of the date of this Agreement, an employee or consultant of the Group Companies.

(i)	None of the core Licensed Intellectual Property (all Licensed Intellectual Property relating to SAP or Oracle software) is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that could require, or could condition the use or distribution of such Intellectual Property on, the disclosure, licensing, or distribution of any source code for any portion of such Intellectual Property.

(j)	Except as set forth in Schedule 10.7(j), since 1 January 2012 all Intellectual Property created or owned, in whole or in part, by one or more Sellers has been transferred to the Group Companies and is Group Intellectual Property or Licensed Intellectual Property, and no Sellers have retained any rights to any Intellectual Property.

(k)	Each Group Company currently maintains technical, organizational, administrative, and human resource security measures which are compliant with all current ISO/IEC 27001 and ISO/IEC 27002 standards and controls.

(l)	The Group Intellectual Property and Licensed Intellectual Property are valid and enforceable and neither the validity nor the enforceability of the Group Intellectual Property or the Licensed Intellectual Property (a) has been questioned in any prior Action, (b) is being questioned in any pending Action and (c) is the subject of any threatened or proposed Action. Neither the Sellers nor any Group Company has received any written notice from any third party challenging the Group Companies’ ownership of the Group Intellectual Property or rights to use the Licensed Intellectual Property. The Group Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed or used by the Group Companies or proposed to be used, and the Group Companies’ conduct of the Business as currently conducted and does not to Sellers’ best Knowledge infringe, violate or misappropriate the Intellectual Property of any person. Neither the Sellers nor any Group Company has received any communication, and no Action has been instituted, settled or, to the Sellers’ best Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Group Intellectual Property is subject to any outstanding Government Order.

(m)	All name rights, including rights in and to the “buw” name and names including that element, are held by or will be transferred to the Purchaser or the Group Companies prior to the Closing and, except for the 90-day carve-out in which a non exclusive license will be granted as set forth in Clause 13.5(a)(iv), the Group Companies will have the exclusive right to use such rights following the Closing.

10.8	Intragroup Agreements / Undisclosed Relationships

(a)	There are no agreements between the Sellers, any Seller’s Affiliate, or any managing directors or other officers or directors thereof on the one hand, and any Group Company on the other hand (“Intragroup Agreements”) except as set forth in Schedule 10.8(a). The agreements set forth in Schedule 10.8(a) are irrecovably and indefinitely waived and cancelled effective as of the Signing Date.

(b)	Except as set out in Schedule 10.8(b) there are no agreements between any of the Group Companies (including loans).

(c)	Neither the Sellers nor any Seller’s Affiliates have any right or interest directly, in any business which is or is likely to be or to become competitive with the business of any Group Company.

(d)	Neither the Sellers nor any Seller’s Affiliate is entitled to any claim of any nature whatsoever against any Group Company and neither the Sellers nor any Seller’s Affiliate has assigned to any person the benefit of any such claim to which he would otherwise have been entitled.

(e)	Except as set out in Schedule 10.8(e), there are no loans granted to Employees.

(f)	Other than the joint customer contracts between Excluded Entities and Group Companies on the one side and customers on the other side as described in Clause 9.8(a)(xiv), there are no joint customer contracts between Non-Target Corporations and Group Companies on the one side and customers on the other side.

Potential claims pursuant to this Clause 10.8 can only be filed if there is no compensation of possible intragroup transactions claims among the related companies, meaning there does not exist any corresponding benefit on the side of any other Group Company (“no double dip”).

10.9	Customers and Suppliers

(a)	Schedule 10.9(a) sets forth, for the 16-month period ending on 30 April 2016 (a) each Customer (collectively, the “Current Customers”) and (b) the amount invoiced to each Customer; and (c) for the 24-month period ending on the Signing Date, all breaches committed, formal and informal notices of breach received, and penalties, liquidated damages or credits either (i) paid, accrued, or incurred with respect to such Customer, or (ii) alleged to be owed to such Customer. Neither the Sellers nor any Group Company has received any notice, that any of the Current Customers has ceased, or intends to cease after Closing, to use the Group Companies’ services or to otherwise terminate or materially reduce its relationship with the Group. Neither the Sellers nor any Group Company has received any written notice of a breach of any Contract with a Customer. No Customer has prepaid or otherwise paid any amount prior the date such payment is due under any Contract.

(b)	Schedule 10.9(b) sets forth (a) each supplier of the Group with an annual order volume of more than EUR 50,000 for each of the two most recent fiscal years (collectively, the “Suppliers”); and (b) the amount of purchases from each of such Suppliers during such periods. Neither the Sellers nor any Group Company has received any notice, that any of the Suppliers has ceased, or intends to cease, to supply goods or services to the Group Companies or to otherwise terminate or materially reduce its relationship with the Group Companies.

10.10	Authorisations and Compliance/ State Aid

(a)	All Authorisations issued to the Group Companies (“Group Authorisations”) are valid and in full force and effect. So far as the Sellers are aware, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, cancellation, non-renewal, renewal not on the substantially same terms, lapse or limitation of any Group Authorisation.

(b)

The Sellers have undertaken, or will undertake prior to Closing, all measures necessary to facilitate transferability of the Authorisations, and neither the Sellers nor any Group Company is aware of any condition, event or circumstance that might prevent or impede the transferability of the Authorisations, nor have the Sellers nor any Group Company received any notice or written communication regarding any material adverse change in the status or terms and conditions of the Authorisations. Each Party shall cooperate fully with the other Party and its Affiliates and Representatives in promptly seeking to obtain all such consents, authorisations, orders and approvals. The Parties hereto shall not wilfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(c)	To Sellers’ best Knowledge the Group Companies do not violate in a material way or with material consequences third party rights or applicable law during the operation of its business, including licensing, competition, trade law, regulatory or unfair competition law or regulatory permits or concessions.

(d)	Schedule 10.10(d)(i) contains for each Group Company a correct and complete list of all Subsidies received or applied for by such Group Company, setting out the nature of the Subsidy and the dates of any administrative orders, agreements or other instruments pursuant to which the Subsidy was given or received.

Each Group Company is substantially in compliance with all provisions of and obligations under or in connection with the Subsidies received or applied for by such Group Company (including the obligations under the agreements entered into in connection therewith).

No proceedings regarding a revocation (Widerruf) or withdrawal (Rücknahme) of any Subsidies received or applied for by any Group Company have been initiated or, to Sellers’ best Knowledge, threatened. No circumstances exist — under the condition that Purchaser continues to fulfil after Closing the ongoing obligations under the administrative acts described in Schedule 10.10(d)(ii) — that would justify such a revocation (Widerruf) or withdrawal (Rücknahme).

No Subsidy received or applied for by any Group Company will have to be repaid in whole or in part due to the execution or performance of the Transaction Documents.

Except as set out in Schedule 10.10(d)(iii), no Group Company is obliged under the terms of any Subsidy received or applied for to maintain a certain level of employees or to make any specific investments which have not been made by the date of this Agreement.

10.11	Employees

(a)	Schedule 10.11(a) contains for each Group Company a complete and accurate list of all Key Employees, indicating:

(i)	company;

(ii)	position;

(iii)	name;

(iv)	sex/gender;

(v)	monthly gross salary;

(vi)	bonuses;

(vii)	benefits (contractual and discretionary) and accrued entitlements as required by law;

(viii)	date of entry;

(ix)	date of birth;

(x)	nationality;

(xi)	contractual notice period; and

(xii)	special protection against dismissal (e.g., disabled persons, members of the works council, etc.), to the extent known to the Sellers.

(b)	All compensation, including wages, overtime payments, fees, commissions and bonuses, benefits in kind and share awards payable to Employees have been paid in full when due (or accrued in full in the Accounts) and there are no outstanding agreements, understandings or commitments of the Group Companies providing for compensation entitlements, including wages, overtime payments, fees, commissions and bonuses, benefits in kind and share awards.

(c)	The Group Companies are in compliance with the minimum wage (Mindestlohn) regulations.

(d)	Representative actual samples of the contracts of employment of Employees, independent contractors and consultants are disclosed in the Data Room.

(e)	For each Group Company the current employee handbook and current policies affecting or concerning Employees are disclosed in the Data Room.

(f)	Since 1 January 2016, no change has been made or promised by the Sellers or Group Company in the terms of employment of any Key Employee except as disclosed in the Data Room.

(g)	Since 1 January 2016, no person has been offered engagement or appointment as a Key Employee or officer of any Group Company who has not yet commenced his duties.

(h)	No gratuitous payment has been made or proposed by any Group Company in connection with the actual or proposed termination, retirement, breach, suspension or variation of any Key Employee’s employment or engagement and there is no outstanding obligation or ex-gratia payment for any Group Company to pay any compensation to any present or former Key Employee.

(i)	With the exception of income tax deducted at source or social security contributions in respect of the payment period current at Closing, no Group Company has outstanding any undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, taxation or other levy arising in connection with the employment or engagement of any Employee.

(j)	To the Sellers’ best Knowledge, each Employee has the legal right and the current and appropriate permission to work in the country in which they are employed or engaged by the applicable Group Company, and the Sellers are not aware of any circumstances which may cause any such right or permission to work to be curtailed or cancelled or any Employee be required to leave Germany, Hungary or Romania (as applicable).

(k)	There is no person previously employed or engaged by any Group Company who now is not in an employment relationship anymore and has or may in the future have a right to return to work or a right to be reinstated or re-engaged or to any other compensation.

(l)	Accurate and complete copies of the current employment contracts of all Key Employees have been made available in the Data Room.

(m)	No Key Employee has given notice terminating their employment or is under notice of dismissal.

(n)	No current or former Employee, independent contractor, consultant, agent or director or any beneficiary thereof is entitled to any retention payment, payment of an entitlement, provision of, acceleration of, or vesting or increase in any benefits, or any other benefit from any Group Company which is triggered, directly or indirectly, by the execution or completion of this Agreement, other than as set forth in the Data Room as listed in Schedule 10.11(n).

(o)	To Sellers’ best Knowledge, each Group Company has in relation to all Employees complied with all obligations imposed on it by all applicable law, code of practice, collective agreement or contractual agreement.

(p)	To Sellers’ best Knowledge, there is no existing, threatened or pending dispute or Claim in any Employment Law Fora by any Group Company or Employee or former Employee, independent contractor or consultant the value or cost of defending which and cost exposure to which exceeds or is likely to exceed EUR 50,000, singly or in the aggregate or based on the same or similar circumstances, and there are no matters known to the Sellers which are reasonably likely to result in such a dispute or claim.

(q)	No Group Company has received notice or is otherwise aware that it is in breach of any Employment Law Fora award or determination applicable to any Employee or former employee, worker, officer, independent contractor or consultant.

(r)	Other than contributions paid in arrears under the rules of any Relevant Scheme, no Group Company has any accrued liability or unfunded or contingent obligations in relation to any Relevant Scheme. Schedule 10.11(r) sets forth a complete and accurate list of all Relevant Schemes, which are also fully disclosed in the Data Room.

(s)	A copy or summary of each Relevant Scheme as in effect as of the date of this Agreement has been delivered or made available to the Purchaser or provided in the Data Room.

(t)	No claim, judicial, administrative, investigative or arbitral action, suit or proceeding by or before any Government Agency, audit, or other examination is pending or asserted, or, to the Sellers’ best Knowledge, threatened, anticipated or expected to be asserted with respect to any Relevant Scheme or the assets of any such plan that could result in the imposition of any liability on Purchaser or any of its Affiliates. Other than as provided in this Agreement, neither the Sellers nor any of its Affiliates has accrued any liability under any Relevant Scheme that could reasonably be expected to become a liability of the Purchaser or any of its Affiliates, other than potential liabilities which cannot be avoided due to compelling applicable law, such as § 1 para. 1 sentence 3 Occupational Pensions Act – BetrAVG).

(u)	There are no pending, promised or committed, whether legally binding or not, undertakings to create or terminate any new Relevant Scheme or to make improvements, increases or changes to any Relevant Scheme, nor is there any pattern of ad hoc benefit increases under any Relevant Scheme, that may be or become enforceable against the Purchaser or its Affiliates.

(v)	No Employee is eligible for or entitled to post-retirement benefits under any Relevant Scheme, applicable law or otherwise, except as set forth in Schedule 10.11(v).

(w)	Each Relevant Scheme and related trust (other than any multiemployer plan) has been established, administered and maintained in accordance with its terms and in compliance with all applicable laws, and is fully funded.

(x)	No Group Company has any profit sharing or bonus schemes for any of its Employees, except certain employee bonus programmes as disclosed in the Data Room as listed in Schedule 10.11(x).

(y)	Within the period of two years preceding the date of this Agreement, no Group Company has given notice of collective redundancies or redundancy consultation to the competent local authorities in the Group Company’s jurisdiction, or failed to comply with any such obligation.

(z)	Except as set out in Schedule 10.11(z), within the period of two years preceding the date of this Agreement, no Group Company has been a party to any relevant transfer as defined in Transfer of Undertakings Legislation, or failed to comply with any duty to inform or consult as required Transfer of Undertakings Legislation.

(aa)	The Group Companies are not subject to any collective bargaining agreements (Tarifverträge) or company bargaining agreements (Firmentarifverträge).

(bb)	No Group Company is a party to, bound by, or negotiating in respect of any agreement with any trade union or employee organisation of any kind about its Employees except for works councils or other organisations under the Works Constitution Act (BetrVG). No Group Company has any obligation to bargain or negotiate with any trade union or employee organisation of any kind.

(cc)	Schedule 10.11(cc) contains a complete list of threatened or pending labour (kollektivrechtlich) disputes against the Group Companies in connection with current or former Employees or directors. Except for the items listed on Schedule 10.11(cc), there is no existing, threatened or pending industrial dispute or pay claim or any labour proceeding involving a Group Company or any of its Employees, and there are no matters known to the Sellers which are likely to result in such an industrial dispute or pay claim or any labour proceeding.

(dd)	A list of works councils (Betriebsräte) on the level of the Company and the Subsidiaries are summarized in Schedule 10.11(dd);

(ee)	No labour strike, work stoppage, slowdown or dispute is pending or, to the knowledge of the Sellers, threatened that involves any Employees of any Group Company.

(ff)	No Employee enjoys any contractual right (expressly or by established custom and practice) to a ‘golden parachute’ payment over and above legal entitlements upon termination of employment or engagement.

(gg)	No Key Employee has a right to a notice of termination that exceeds seven months, other than as disclosed in the Data Room.

(hh)

Except as set forth on Schedule 10.11(hh), to the knowledge of the Sellers, there are no employment claims (relating to employment rights, working time, discrimination on grounds of sex, race, disability or age (including harassment or victimisation), minimum wage, deduction of wages, unfair dismissal, whistleblowing, redundancy or otherwise or any claim for breach of contract) pending or threatened before any Employment Law Fora against the Sellers or any Group Company relating to any Employee and, to the knowledge of the Sellers, there is no basis therefor.

(ii)	No individuals that are treated as independent contractors of any Group Company have, to the knowledge of the Sellers, any reasonable basis to claim status as an employee of any Group Company, the Sellers or their Affiliates within the meaning of applicable legislation in the jurisdiction of that Group Company, Seller or Affiliate.

(jj)	The existing shop agreements (Betriebsvereinbarungen) are summarized in Schedule 10.11(jj).

(kk)	Schedule 10.11(kk) contains for each Group Company a list of the freelancers who are active for such Group Company, setting out the name, department, fees and service rendered.

To Sellers’ best Knowledge, none of the current freelancers and none of the freelancers deployed within the last five years prior to the Signing Date has or had to be classified as an employee of any Group Company pursuant to the applicable law.

(ll)	To Sellers’ best Knowledge, the Group Companies do not and have not in the past deployed any pseudo-independent employees (Scheinselbstständige).

(mm)	The Group Companies do not and have not, since December 2011, deployed in Germany any leased employees (Leiharbeitnehmer) for a period longer than 18 months. The Group Companies have however employed certain Employees in Hungary ((part time) student workers) for more than 18 months as disclosed in the Data Room for which however the German legislation on leased employees do not apply. To Sellers‘ best Knowledge, all temporary work agencies the Group Companies engaged are in the possession of a license to supply temporary workers (Arbeitnehmerüberlassungserlaubnis) and had been in the possession of a license to supply temporary workers during the period of the lease to a Group Company.

(nn)	Except for the employees whose names are set forth on Schedule 10.11(nn), no person has objected to the transfer from buw Holding GmbH into the Company.

10.12	Insurance

(a)	True and correct copies of all insurance policies (fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance) maintained by the Group, the Sellers or any Seller’s Affiliate and relating to the Assets, Business, operations, Employees, officers and directors of the Group Companies to the extent applicable (collectively, the “Insurance Policies”) are in the Data Room as listed in Schedule 10.12(a), are in full force and effect, and shall remain in full force and effect until Closing. The termination period of each insurance is listed in Schedule 10.12(a). All insurances will remain in effect for the benefit of the applicable Group Companies after the Closing.

(b)	Neither the Sellers nor any Group Company have received any written notice of cancellation of, premium increases with respect to, or alteration of coverage under, any of such Insurance Policies except as disclosed in the Data Room as listed in Schedule 10.12(a). The Sellers have disclosed in Schedule 10.12(a) the termination period for each insurance policy. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy and the Sellers will provide a no claims letter to the Purchaser for the Insurance Policies or failing that, details of any Claims or confirmation of no Claims as at Closing. The rights to the limits under the Insurance Policies are being acquired pursuant to this Transaction and will not be diluted by entities that are not being acquired pursuant to this Transaction.

(c)	The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Group Companies. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage in the past.

(d)

Neither the Sellers nor any Group Company is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. To Sellers‘ best Knowledge, there is no act or omission on the part of any Group Company which would make any Insurance Policy of any Group Company void, voidable or unenforceable.

(e)	There are no claims related to the Business pending under any Insurance Policies including claims as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. There are no facts or circumstances that exist that could be reasonably expected to give rise to a claim under the Insurance Policies in respect of the Business.

10.13	Compliance with Laws

Each Group Company has conducted and is now conducting its Business and corporate affairs in accordance with its Governing Document and in material compliance with all applicable laws and regulations and has not failed, in any material respect, to comply with any applicable law.

10.14	Proprietary Information

(a)	The Group Companies hold as confidential and have not disclosed to any person any Proprietary Information relating to the Business except where such disclosure was properly made in the normal course of business of the Group Companies and was made subject to an agreement under which the recipient is obliged to maintain its confidentiality or restricted from using it other than for the purposes for which it was disclosed by the Group Companies.

(b)	So far as the Sellers are aware, no third party is engaged in any activities which involve misuse of any Proprietary Information relating to the Business, nor does a third party otherwise have in its possession or control any such Proprietary Information without licence or authority of the Group Companies.

(c)	So far as the Sellers are aware, no Group Company is engaged in any activities which involve the misuse of any Proprietary Information belonging to any third party, nor does any Group Company otherwise have in its possession or control any such Proprietary Information without licence or authority of the relevant owner.

10.15	Litigation

(a)	With the exception of the proceedings listed in Schedule 10.15 and Schedule 10.11(cc) neither the Group Companies nor the Sellers nor their Affiliates are involved in any pending or threatened legal disputes, administrative proceedings or administrative enquiries, including proceedings initiated by Government Agencies (jointly “Litigation”), nor do any circumstances exist which might reasonably be expected to provide a basis for such Litigation. The Group Companies are not subject to any court rulings, administrative order or settlement agreement which materially affects or restricts them in certain business measures, in the acquisition or disposal of assets, in competitive behaviour or the operation of their business.

(b)	There are no outstanding Government Orders and no unfulfilled or unsatisfied judgments, penalties or awards against or affecting any Group Company or any of the Assets. No Group Company is the subject of any investigation, inquiry or enforcement proceedings by any government, administrative or regulatory body.

10.16	Ordinary Course of Business

Since 31 December 2015, other than the Restructuring:

(a)	the Business has been carried on in accordance with all applicable laws in the ordinary course and in the same manner as it was conducted prior to 1 January 2016;

(b)	there has been no material change in the financial position of the Business, the Assets or the Liabilities of the Group Companies as compared with the position disclosed by the Accounts;

(c)	except in the ordinary course of business, no Group Company has acquired, leased or purchased, or transferred, assigned, sold or otherwise disposed of any Asset, in each case having a book value as at of the time of acquisition of more than EUR 50,000;

(d)	there has been no split, combination or reclassification of any shares of any Group Company’s capital;

(e)	There has been no issuance, sale or other disposition of any of a Group Company’s capital, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital;

(f)	no Group Company has declared or paid any dividends or distributions on or in respect of any Group Company’s capital or redemption, purchase or acquisition of its capital;

(g)	there has been no material change in any method of accounting or accounting practice of the Group in respect of the Business;

(h)	there has been no material change in the Group Companies’ cash management practices and their policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits in respect of the Business;

(i)	no Group Company has transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Group Intellectual Property, other than in the ordinary course of business consistent with past practice, but which has not diminished or limited any Group Company’s use of any Group Intellectual Property;

(j)	no Group Company has made any capital investment in, or any loan to, any other person except as disclosed in the Data Room (small amounts of employee loans);

(k)	no Group Company has accelerated, terminated, materially modified or cancelled any Material Contract to which any Group Company is a part of by which it is bound;

(l)	there has been no Security Interest imposed upon any of the Assets except in the ordinary course of business;

(m)	no Group Company has (i) granted any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its Employees, other than as provided for in any written agreements or required by applicable law, (ii) changed except in the ordinary course of business for operative agents the terms of employment, or (iii) acted to accelerate the vesting or payment of any compensation or benefit for any Employee;

(n)	no Group Company has adopted, modified or terminated any: (i) employment, severance, retention or other agreement with any current or former Employee, (ii) benefit plan or (iii) collective bargaining or other agreement of such type (other than those disclosed in the Data Room as listed in Schedule 10.16(n)) with a union, in each case whether written or oral;

(o)	no Group Company has adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of law or consent to the filing of any bankruptcy petition against it under any law;

(p)	no Group Company has purchased, leased or otherwise acquired the right to own, use or lease any property or assets except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(q)	no Group Company has acquired by merger or consolidation, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any person or any division thereof, except for the shift-over of the formerly privately owned Subsidiaries; and

(r)	neither the Sellers, with respect to the Business, nor any Group Company have entered into any Contract to do any of the foregoing.

10.17	Premises

(a)	Except as set forth in Schedule 10.17(a), the Premises comprise all of the properties occupied by the Group Companies or used by the Group Companies which are material to the conduct of the Business. True, complete and correct copies of all leases, sub-leases, licences and other arrangements to which the Sellers or any Group Company is a party in respect of the Premises, including material amendments thereto, have been made available in the Data Room. All such leases, sub-leases, licences and other arrangements are valid, binding and enforceable against the applicable Group Company and so far as Sellers are aware, the other parties thereto, and the applicable Group Company and such other parties are in full compliance with their terms and conditions. The Group Companies do not own any real property. The General Partner does not own any real property.

(b)	The leases and licences provided in the Data Room constitute the entire agreements relating to occupation by the Group Companies of the Premises and there are no other agreements or arrangements (written or unwritten) relating to the occupation by the Group Companies of the Premises.

(c)	The Transaction does not give rise to any obligation to notify or procure the consent of the landlord or of the holder of any other interest (including a superior interest) in the Premises and no failure to so notify or procure shall result in the termination of any lease, tenancy or licence relating to the Premises.

(d)	No Group Company is in breach or in default of any tenancies, leases, sub-leases, licences or other arrangements in respect of the Premises. All rent, rates and other amounts presently payable by a Group Company in respect of each of the Premises has been paid.

(e)	Where the rent reserved by any lease is subject to review, the rent currently payable is correctly stated in the documents disclosed in the Data Room, all rent review notices have been served within the requisite time limits, no review is pending and there are no disputes outstanding as to the settlement of the level of rent.

(f)	All Premises are insured by the landlord thereof. The applicable Group Company has all relevant policy or policies of insurance for damages occurring within the leased premises.

(g)	The relevant Group Company has a valid tenancy or lease, and the Premises are not subject to:

(i)	any matter which might adversely affect its marketability or value;

(ii)	any outgoings, other than commercial rates and water rates and (in the case of leased premises) rent in the amount specified in the Data Room, insurance premia and service charges, and there are no outstanding arrears in relation to any of the foregoing;

(iii)	any pending or threatened dispute, claim, demand, court action, arbitration, judicial review or proceeding of any kind or to any form of dispute resolution if not disclosed in the Data Room; or

(iv)	any restrictions, easements or rights of way which would materially inhibit or otherwise adversely affect the current occupation or use by the Group of any of the Premises.

(h)	All necessary permissions, consents and licences relating to the Premises, its current use and the conduct of the Business therefrom have been obtained and any attached conditions have been satisfied and are not onerous.

(i)	The Premises are directly served by and/or have the benefit of all means of access, rights, easements, services and other facilities necessary for its current use.

(j)	The Group Companies do not have any outstanding obligations (whether existing or contingent) in respect of any properties formerly owned or occupied or used by it or in respect of which it had an interest or acted as surety.

(k)	To Sellers’ best Knowledge the buildings and other structures on the Premises are in good and substantial repair and fit for the purposes for which they are presently used.

(l)	All covenants, restrictions, obligations, conditions, agreements or other matters to which the Premises are subject have been complied with, the Group Companies have not received any notice of any outstanding or alleged breach or failure to comply therewith and there are to Sellers’ best Knowledge no circumstances which may lead to any such notice being served.

(m)	The Group Companies have complied in all material respects with all applicable law and with all applicable bye-laws, statutes, regulations, orders, instruments, decrees, notices, certificates and judgements of any government, local government, executive, administrative, judicial or regulatory authority or agency in relation to or affecting the Premises. The use and operation of the Premises in the conduct of the Business does not violate in any material respect any law, covenant, condition, restriction, easement, license, permit or agreement.

(n)	The Premises have not nor have been let or sub-let to and no right of use, occupation, possession, tenancy, or enjoyment has been granted to a third party by any Group Company.

(o)	No Group Company has entered into any agreement to dispose of the Premises or any part thereof or any interest therein or right thereover or to acquire any other Premises or interest therein or right thereover which has not been completed.

10.18	Material Contracts

(a)	Schedule 10.18(a) lists each Material Contract. Complete and correct copies of each written Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available in the Data Room.

(b)	Each of the Material Contracts is valid and binding in accordance with its terms, subject to any principles of equity or insolvency law.

(c)	No Group Company is in default nor has received any written notice from or so far as the Sellers are aware, otherwise has knowledge of a counterparty alleging any material breach of or default under, or evidencing an intent to terminate, any Material Contract.

(d)	So far as the Sellers are aware, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(e)	No Group Company has except stated in Schedule 10.18(e) in conducting the Business:

(i)	given any guarantee, performance bond, or letter of comfort or granted any Security Interest in respect of an obligation or Liability of any third party; or

(ii)	indemnified any person against the acts or omissions of any third party.

(f)	No bank or other financial institution has given any guarantee, performance bond, letter of comfort, indemnity or other commitment of financial support to any third party in respect of an obligation or Liability of a Group Company otherwise than in the ordinary course of business.

10.19	Data Protection

(a)	Each Group Company has fully complied with all registration requirements pursuant to Data Protection Law.

(b)	Each Group Company to Sellers’ best Knowledge has, as regards all Personal Data controlled and/or processed by it, complied with all relevant requirements of Data Protection Law, and has not committed any offence under Data Protection Law or other applicable data protection legislation in another territory or jurisdiction.

(c)	In the three years prior to the date of this Agreement:

(i)	no relevant national regulatory or enforcement body has issued any enforcement notices, information notices or prohibition notices against any Group Company with respect to Data Protection Law;

(ii)	no Group Company has received any written notice from any relevant national regulatory or enforcement body alleging non-compliance by the Group with Data Protection Law or applicable data protection legislation in another territory or jurisdiction; and

(iii)	no complaint has been made by an individual to any relevant national regulatory or enforcement body alleging non-compliance by any Group Company with Data Protection Law or other applicable data protection legislation in another territory or jurisdiction.

(d)	In the three years prior to the date of this Agreement, no Group Company has received notice and is not aware of any actual or threatened claim from an individual alleging non-compliance by any Group Company with any requirements of Data Protection Law or applicable data protection legislation in another territory or jurisdiction.

(e)	Each Group Company’s data control and/or data processing systems and procedures are compatible with the obligations, and comply with the requirements, of the relevant Data Protection Law and applicable data protection legislation.

(f)

Except in compliance with Data Protection Law, each Group Company’s data control and/or data processing systems and procedures do not involve the making of decisions which are based solely on processing by automatic means of personal data relating to a data subject and which produce legal effects concerning the data subject or which otherwise significantly affect the data subject (and which are intended to evaluate certain personal matters relating to the data subject, including but not limited to performance at work, credit worthiness, reliability or conduct).

(g)	No data processing is carried out by or on behalf of each Group Company other than in the European Economic Area and no Group Company has transferred and does not transfer any Personal Data relating to customer data, data of Group Companies’ Employees or process data controlled or processed by it outside the EU, Iceland, Liechtenstein, Norway or Switzerland.

(h)	Data processing carried out by third parties on behalf of each Group Company is carried out by third parties providing sufficient guarantees in respect of the technical security measures and organisational measures governing the processing to be carried out and pursuant to written agreements with those third parties which agreements incorporate the requirements of Data Protection Law (and samples of such agreements are set out in Section 1.11.1.5.39 and 1.11.2.17.2 of the Data Room).

(i)	Each Group Company has at all relevant times taken appropriate security measures against unauthorised access to, or unauthorised alteration, disclosure or destruction of, Personal Data and against all other unlawful forms of processing. Each Group Company has taken all reasonable steps to ensure that its employees, contractors and other relevant persons at the place of work concerned have been made aware of and comply with such security measures.

(j)	Each Group Company has at all relevant times complied with all relevant obligations and requirements of Data Protection Law, the European Communities (Electronic Communications Networks and Services) (Privacy and Electronic Communications) Regulations 2011 (the “2011 Regulations”), and all other applicable laws and regulations relating to recording phone calls, monitoring phone calls, or selling or marketing products or services. To Sellers’ best Knowledge, the clients have entered for their outbound customers into valid Opt-in agreements. The Group Companies have used reasonable efforts to verify the validity of the Opt-ins of the clients. The Subsidiaries have the right to discontinue contracts in the event of insufficient Opt-ins.

(k)	All websites or other internet and e-commerce platforms of each Group Company have privacy statements that comply in all material respects with Data Protection Law and the 2011 Regulations.

10.20	Antitrust

(a)	No Group Company is engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Antitrust Law of any jurisdiction in which any Group Company conducts business and no director is engaged in any activity which would be an offence or infringement under any such Antitrust Law.

(b)	No Group Company is the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Antitrust Law of any jurisdiction in which any Group Company conducts business. No such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

(c)	No Group Company is affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Antitrust Law of any jurisdiction and no Group Company has given any undertakings or commitments to such bodies affecting the conduct of the Business.

10.21	Anti-Money Laundering and Anti-Corruption

(a)	Each Group Company has complied with its obligations under all relevant anti-money laundering legislation and anti-corruption legislation, and each Group Company has not, nor has any party in respect of whose acts any Group Company may be vicariously liable, engaged in any activity, practice or conduct which would constitute an offence under any of the foregoing legislation or its equivalent in any other jurisdiction. No notice has been received and no Group Company is aware of any threatened or pending investigation, inquiry, prosecution or proceedings involving any Group Company under any such legislation and there are no circumstances likely to give rise to any such investigation, inquiry prosecution or proceedings.

(b)	None of the Employees or other persons acting on behalf of a Group Company has been party (in any jurisdiction) to:

(i)	the use of a Group Company’s assets for unlawful contributions, gifts or entertainment or for the making of any direct or indirect payment to a holder of any public office or any government representative or office or employee;

(ii)	any arrangement pursuant to which any financial incentive (other than a discount or rebate properly recorded in the applicable Group Company‘s books or account) was paid or creditor to any customer of the Company or any employee, officer, or agent of such customer;

(iii)	the establishment or maintenance of any unlawful or unrecorded fund of corporate monies or other assets;

(iv)	the making of any false or fictitious entries in the books or records of any Group Company; or

(v)	any unlawful payment.

10.22	Export and Denied Person Regulations

(a)	Each Group Company has conducted and is conducting its Business in material compliance with the European Union Sanctions List, United Nations (Security Council) Sanctions, UN/EU Trade Embargo, German and UK Proliferator Concerns, all lists and regulations enforced by the Office of Foreign Assets Control of the US Department of the Treasury, and all other applicable laws and regulations that deny or restrict exports, services, sales or product delivery to or from certain countries, persons or entities, or prohibit or restrict employment of certain persons (“Export and Denied Person Regulations”). Each Group Company has pre-screened and continues to pre-screen its customers, vendors, subcontractors and employees to verify compliance with Export and Denied Person Regulations.

10.23	Accounts Receivable

The accounts receivable reflected on the Closing Accounts (a) have arisen from bona fide transactions entered into by the Group Companies involving the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Group Companies not subject to claims of set-off or other defences or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Closing Accounts or, with respect to accounts receivable arising after the Accounts Date of the Closing Accounts, on the accounting records of the Group Companies, are collectible in full within the payment terms stipulated in the relevant contract or past practice. The reserve for bad debts shown on the Closing Accounts on the accounting records of the Group Companies have been determined in accordance with GAAP, consistently applied, subject to the absence of disclosures normally made in footnotes.

10.24	Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction or any other Transaction Document payable by any of the Group Companies.

10.25	Bank Accounts

On the same date that the information set forth in Clause 8.6 is provided to the Purchaser, all bank accounts of the Group Companies, which includes the following information with respect to each such bank account: (i) legal entity account owner, (ii) bank name, (iii) account currency, (iv) account number, (v) IBAN, (vi) account signatories, (vii) bank SWIFT code, (viii) bank branch address, (ix) bank contact name, (x) bank contact phone number, and (xi) bank contact e-mail address, will be forwarded to the Purchaser.

10.26	Silent Partnership

The Sellers have terminated the silent partnership between buw Strategie Holding GmbH & Co. KG and buw operations Osnabrück GmbH (formerly between the Seller II and the buw operations Osnabrück GmbH), and there are no claims outstanding relating to the silent partnership not reflected in the Closing Accounts.

10.27	Environmental

No Group Company has received notice of any Claim with respect to any Environmental Matter, and to Sellers‘ best Knowledge no such Claim has been threatened.

10.28	Restructuring

Sellers carried out, or before the Closing will carry out, the Restructuring as set forth in Schedule 1.1(a), and in material compliance with the terms of the Tax Memo delivered to Purchaser in Schedule 10.28, whereas any material deviation from such Tax Memo shall be agreed upon with the Purchaser prior to implementation.

10.29	Full Disclosure

No guarantee by the Sellers in this Agreement and no statement contained in the Schedules contains any untrue statement of a material fact. The Sellers have not withheld from the Purchaser any material fact which would make the information provided in this Agreement or the Schedules misleading. No representations or warranties are given in respect of projections, business plans, budgets or forecasts.

11.	Legal Consequences

In case of breach of a Sellers’ Guarantee, the provisions set forth in Clauses 11.1 to 11.10 shall apply.

11.1	Exhaustive Provisions

Subject to mandatory law, in particular § 123 or § 276 para. 3 German Civil Code (BGB), other than with respect to claims arising from fraud, intentional behaviour (Vorsatz) and/or wilful misconduct (Arglist) on the part of a Party hereto in connection with the Transaction, the provisions set forth in this Clause 11 shall be exhaustive and shall apply instead and to the exclusion of any and all remedies available to the Purchaser under the law in the event of defects in quality or title (Sach- oder Rechtsmängel) of the Group Companies. Any further liability of the Sellers and any differing or further rights or claims of the Purchaser – including without limitation, the right of rescission (Anfechtung) or withdrawal (Rücktritt) – arising from or in connection with defects in quality or title, from incorrectness of any of the guarantees or from the breach of any contractual or pre-contractual obligation shall be excluded. Nothing in this Clause 11 shall limit any person’s right to seek and obtain any equitable relief to which any person is entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.

11.2	Sellers’ best Knowledge

To the extent that the Sellers’ Guarantees are restricted to “Sellers’ best Knowledge”, this shall mean that none of the persons listed in Schedule 11.2(a) has actual knowledge based on reasonable inquiries of the persons listed in Schedule 11.2(b).

11.3	Sellers’ Liability

(a)	If any of the Sellers’ Guarantees is incorrect, if Sellers breach any covenant, or if a claim arises from Sellers’ fraud (collectively, “Breach”), the Sellers shall put the Purchaser or, or at the Purchaser’s sole discretion, the respective Group Company in the position, in which the Purchaser or the Group Company would be in, had the Sellers’ Guarantee been correct, had Sellers not breached the covenant, or had Sellers not committed fraud. The Purchaser shall first give the Sellers the opportunity to factually remedy (Naturalrestitution) the Breach within four weeks after being required to do so by the Purchaser. If the Sellers are unable to achieve this position within the four-weeks-period, the Sellers shall compensate the Purchaser or, at the Purchaser’s sole discretion the respective Group Company by way of monetary damages (Schadensersatz in Geld) for all damages suffered by the Purchaser or the respective Group Company as result of such Breach.

(b)	The Sellers shall not be liable vis-a-vis the Purchaser in case the Purchaser has at or before the Signing Date actual knowledge of a breach of a Sellers’ Guarantee according to Clause 10. For purposes of determining whether the Purchaser has knowledge of a breach of a Sellers’ Guarantee, the Parties agree that the Purchaser has actual knowledge of all documents disclosed in the Data Room prior to the Freeze Date as evidenced by the Data Room CD-ROM, and in the event disclosures have been made orally or otherwise not being on the CD-ROM, Sellers have the burden of proof that such information has been properly disclosed to Purchaser. For the avoidance of doubt, the Parties illustrate this understanding in two examples:

Example 1: If a Sellers’ Guarantee is given by the Sellers in this Agreement which is wrong but the underlying documentation is properly disclosed in the Data Room prior to the Freeze Date so Purchaser has or could have known that the Sellers’ Guarantee was wrong before or at the Signing Date, there is no Breach of Sellers’ Guarantee. In the event the Parties are in dispute whether a proper disclosure of the underlaying facts in the Data Room has taken place, the procedure in Clauses 11 and 15 (4) shall apply.

Example 2: If a Sellers’ Guarantee is given by the Sellers in this Agreement which is wrong and the underlying documentation is not or not properly disclosed in the Data Room prior to the Freeze Date as evidenced on the Data Room CD-ROM, there is a Breach of Sellers’ Guarantee, except Sellers – who have the burden of proof- can evidence that the facts which have triggered the Breach of Sellers’ Guarantee have been otherwise properly disclosed before or at the Signing Date to Purchaser. In the event the Parties cannot agree whether the underlying facts of a Breach of Sellers’ Guarantee have otherwise been properly disclosed to Purchaser and/or the amount of the damage, the procedure in Clauses 11 and 15 (4) shall apply.

For the avoidance of doubt, this Clause 11.3(b) applies only to Sellers’ Guarantees and does not apply to any specific indemnities or other guarantees.

(c)	The freeze date of the Data Room shall be 20 June 2016 (19:00 CET) (the “Freeze Date”). A CD-ROM with a copy of the Data Room content burned by the data room provider at the Freeze Date shall be attached as Schedule 11.3(c) to this Agreement and shall serve as evidence for the parties of the disclosed items. Sellers guarantee that the CD-ROM accurately reflects the contents of the Data Room as of the Freeze Date, and that all documents in the Data Room (as replicated on the CD-ROM) were accessible and readable.

11.4	De minimis, Basket, Cap

(a)	Claims pursuant to this Clause 11 (other than Fundamental Guarantee Claims and indemnity Claims pursuant to Clauses 11.11 to 11.18) can only be made if

(i)	a single claim exceeds an amount of EUR 15,000.00 (“de minimis”) and

(ii)	the aggregate amount of the claims exceeds EUR 750,000.00 (“basket”).

If such thresholds are exceeded, the Sellers’ liability is limited to the amount in excess of the thresholds.

(b)	The Sellers’ liability under this Clause 11 shall be limited to a maximum amount of 25% of the Purchase Price (“Cap”) (which applies also to Claims pursuant to Clauses 11.11 to 11.18), except for claims for a Breach of a Fundamental Guarantee, a Breach of a covenant, arising from fraud, each of which shall be limited to the Purchase Price.

11.5	Time Limitation

The claims of the Purchaser under this Clause 11 shall become time-barred as follows:

(a)	Claims arising from a Breach of Clauses 10.1 to 10.3 shall become time barred 5 (in words: five) years after the Closing Date;

(b)	All claims arising from any other Breach (not including a breach of Clauses 11.11 to 11.18, 13.5 or 14) shall become time-barred 18 months after the Closing Date.

(c)	§ 203 German Civil Code (BGB) shall not apply.

11.6	Notice of Direct Claims

If Purchaser becomes aware of any matter that gives rise or may give rise to a Claim under or in connection with any Transaction Document (other than a Third Party Claim), then:

(a)	Purchaser must give notice of the Claim to Sellers promptly after Purchaser has become aware of the matter in which the Claim is based with as much detail of matter as is known to the Purchaser at that time;

(b)	Within 90 days following notification under Clause 11.6(a), Purchaser will give a further notice that must contain:

(i)	full details of the matter that gives or may give rise to the Claim as known to Purchaser;

(ii)	if it is alleged that the matter referred to in Clause 11.6(a) constitutes a breach of this Agreement, the basis for that allegation; and

(iii)	if reasonably practicable, an estimate of the amount of the loss, if any, arising out of the Claim or the matter that gives or may give rise to the Claim;

(c)	Purchaser must provide any documentation and information in relation to the Claim to Sellers; and

(d)	the failure to give notice in accordance with this Clause 11.6(a) and Clause 11.6(b) shall not relieve Sellers or their obligations in respect of a Claim, except and only to the extent that the Sellers forfeit rights or defences by reason of such failure in respect of a Claim or the amount of the Claim is increased.

11.7	Third Party Claims

If the matter that gives or may give rise to a Claim under or in connection with any Transaction Document arises in connection with a Claim by a third party or a Liability to a third party (“Third Party Claim”) then:

(a)	Purchaser must notify Sellers of the Third Party Claim within 20 Business Days of Purchaser becoming aware of the existence of the Third Party Claim, but the failure to give notice in accordance with this Clause 11.7 shall not relieve Sellers of their obligations in respect of a Claim, except and only to the extent that (i) Sellers forfeit rights or defences by reason of such failure or (ii) the amount of the Claim is increased;

(b)	at the option, direction and expense of Sellers, Purchaser must either:

(i)	take such action (including legal proceedings or making claims under any insurance policies) as Sellers may reasonably require to avoid, dispute, resist, defend, appeal, compromise or mitigate the Third Party Claim; provided, that Purchaser receives prior approval from Sellers and does all things reasonably requested by Sellers in respect of any actions relating to the Third Party Claim. Sellers shall have the right to participate in the defence of any Third Party Claim at Sellers’ expense and by the Sellers’ own counsel; or

(ii)	allow Sellers to take over the conduct of the Third Party Claim and the Purchaser:

(A)	must co-operate with Sellers and do all things reasonably requested by Sellers in respect of the Third Party Claim; and

(B)	agrees that Sellers may take such action as it may reasonably determine regarding the Third Party Claim, including negotiating, defending, settling, compromising and appealing the Third Party Claim in close co-operation with Purchaser taking into account any supplier and/or customer relationship of the Group Companies;

(iii)	provided, however, that Sellers shall not have the right to defend any such Third Party Claim that (a) is asserted directly by or on behalf of a person that is a supplier or customer of any Group Company, or (b) seeks an injunction or other equitable relief against Purchaser, and such Claims shall be addressed consistent with Clause 11.7(b)(i).

11.8	If the Purchaser makes a payment or suffers a Loss in respect of which the Purchaser is entitled to be indemnified or otherwise compensated by the Sellers under this Agreement and payment so made by the Sellers (“Payment”) is subject to Tax in the hands of the Purchaser or a withholding on account of Tax, the Sellers shall pay to the Purchaser such additional amount as ensures that the Purchaser is left with the same amount as it would have been entitled to receive in the absence of any such Tax liability or withholding, provided that the Sellers shall not be under any obligation to make an increased payment under this Clause 11.8 to the extent the payment or Loss is deductible in computing the Purchaser’s tax liability in respect of the Payment or no Tax would become payable if Sellers would instead compensate the respective Group Company.

11.9	Any additional payment due by the Sellers to the Purchaser under Clause 11.8 shall be payable by the Sellers on the later of:

(a)	five Business Days before the last date on which the Purchaser can discharge the Tax liability arising as a result of the Payment without incurring a liability for penalties or interest thereon; and

(b)	five Business Days after written demand has been made in respect thereof by the Purchaser

11.10	For the avoidance of doubt, the Sellers will always compensate the Purchaser or the Group Company for the amount of damage plus cost actually occurred. However, Sellers will not make any payments based on an adjustment of the Purchase Price i.e. taking into consideration any EBIT multiples or alike.

11.11	Subsidies Indemnity

Sellers shall indemnify (freistellen) and hold harmless (schadlos halten) the Purchaser and the Group Companies against all Losses arising out of, resulting from or relating to any mandatory repayments of any Subsidies, together with interest, due to (i) non-compliance with any requirements relating to the Subsidies relating to periods prior to Closing or (ii)

non-compliance after the Closing with any requirements relating to the Subsidies that arise after the Closing and that are not triggered by the non-compliance of the Purchaser and/or the Group Companies after the Closing Date if and to the extent the requirements to be respected after the Closing have been disclosed (A) in the Data Room under sections 1.8.1.,1.11.1.15 (B) in the overview regarding Data Room sections 1.11.3.3.1 and 1.11.3.14 delivered to Purchaser prior to the Signing Date, and (C) in Schedule 10.10(d)(i), 10.10(d)(ii),and 10.10(d)(iii), provided, however, that notwithstanding the exception for Clauses 11.11 to 11.18 set forth in Clause 11.4(a), such recovery is subject to the basket set forth in Clause 11.4(a)(ii). Clause 11.7 (b)(ii) shall apply to this Clause 11.11.

11.12	Restructuring Indemnity

Sellers shall indemnify (freistellen) and hold harmless (schadlos halten) the Purchaser, the General Partner and the Group Companies against all (i) Losses and costs arising out of, resulting from or relating to the Restructuring itself, which are not already reflected within the Closing Accounts, and (ii) Losses and costs arising out of, resulting from or relating to failure to obtain any consents required in connection with the Restructuring or insufficiency of documentation (including documentation relating to employee transfers) relating to the Restructuring.

11.13	Consents Indemnity

Sellers shall indemnify (freistellen) and hold harmless (schadlos halten) the Purchaser and the Group Companies against all Losses arising out of, resulting from or relating to the failure to obtain any consents or authorizations listed on Schedule 10.3(f) or any consents or authorizations not listed on Schedule 10.3(f) but required for the Transaction (including the Restructuring).

11.14	Vodafone Indemnity

Sellers shall indemnify (freistellen) and hold harmless (schadlos halten) the Purchaser and the Group Companies against all Losses arising out of, resulting from or relating to the two Vodafone cases disclosed in Data Room Sections 1.11.2.21 and 1.11.3.11.

11.15	buw Romania SRL Indemnity

Sellers shall indemnify (freistellen) and hold harmless (schadlos halten) the Purchaser and the Group Companies against all Losses arising out of, resulting from or relating to buw

Romania SRL’s non-compliance with Romanian laws relating to the required minimum number of shareholders of a Romanian limited liability company.

11.16	Walter Services Indemnity

Sellers shall indemnify (freistellen) and hold harmless (schadlos halten) the Purchaser and the Group Companies against all Losses arising out of, resulting from or relating to the Walter Services asset purchase agreement in that certain deed dated 20 January 2014 and disclosed in Section 1.11.3.9.27 of the Data Room, including any Losses relating to the transfer of undertakings, the adequacy of the information letter, the objection of employees to the transfer, and any indemnity granted to the insolvent seller relating to the re-transfer of any employment relationship.

11.17	Freelancer Indemnity

Sellers shall indemnify (freistellen) and hold harmless (schadlos halten) the Purchaser and the Group Companies against all Losses arising out of, resulting from or relating to the Chief Human Resources Officer (Mr. Siems) requesting that his freelancer/contractor relationship be turned into employment and/or Sellers, Purchaser or the Group Companies being legally required to treat Mr. Siems as an employee, including any retroactive payments of social insurance contributions, unpaid withholding taxes, wrongfully deducted value added taxes (input taxes), or protection against termination.

11.18	Swaps Indemnity

Sellers shall indemnify (freistellen) and hold harmless (schadlos halten) the Purchaser and the Group Companies against all Losses arising out of, resulting from or relating to any payment obligations owed by the Group Companies following the Closing under any currency swaps or other swaps that existed prior to the Closing.

12.	Tax Matters

12.1	Tax Guarantees

The Sellers jointly and severally except where stated otherwise guarantee by way of an independent promise of guarantee (selbstständiges Garantieversprechen) pursuant to § 311 German Civil Code (BGB) and exclusively with the remedies pursuant to this Clause 12, that the statements set forth in this Clause 12.1 are true and correct and not misleading as of the date of this Agreement and will confirm that the statements set forth in Clause 12.1 will be true and correct on the Closing Date as far as these items are within the sphere of influence of the Seller.

(a)

Unless otherwise specified in Schedule 12.1(a), the Group Companies have timely and duly prepared and filed their tax declarations (Steueranmeldung), advance tax declarations (Steuervoranmeldungen), Tax Returns and any other returns, forms or similar statements required to be lodged / filed by a Group Company for Tax with the appropriate Tax Authority in connection with Taxes pursuant to the respective applicable law. Each such filing have been true, complete and correct in all respects at the time of lodgement / filing. To the extent already assessed, each of such filings has been assessed without any adjustment.

(b)	Unless otherwise specified in Schedule 12.1(b), each Group Company has timely and duly paid all Tax that is due and payable (whether or not shown on a return, form or statement) on the due date for payment and is under no liability to pay any penalty or interest in connection with any Tax; and each Group Company has timely and duly deducted all Tax required to be deducted from any payments made by it (including interest, royalties, dividends, remuneration payable to officers, employees or contractors or payments to a non-resident) and remitted the Tax to the applicable Tax Authority as required by law and complied with all information reporting and backup withholding provisions of applicable law.

(c)	Unless otherwise specified in Schedule 12.1(c) (with an update as of Closing Date), no Group Company:

(i)	has lodged a request for, received or entered into a Tax ruling or any similar agreement with any Tax Authority;

(ii)	is the subject of any Tax Audit (Außenprüfung im Sinne § 193 AO);

(iii)	is a party to any suit, action or proceeding for the assessment or collection of, or under audit with respect to any, Tax, and no such action, proceeding or audit has been threatened;

(iv)	has any Claim, dispute or disagreement with any Tax Authority for Tax;

(v)	has made any agreement with or undertaking to any Tax Authority; or

(vi)	is or has been a party to, a participant in or a promoter of a tax shelter, a listed transaction, a reportable transaction or a similar arrangement.

(d)

Each of the Group Companies is and has always been resident or treated as resident for Tax purposes in the jurisdiction of its registered seat only and each of the Group Companies is not and has never been subject to Tax in any jurisdiction other than in the jurisdiction of its registered seat (also including by reason of having a permanent establishment, a permanent representative or a branch or office in a jurisdiction other than the jurisdiction of its seat), as shown in Schedule 12.1(d).

(e)	Unless otherwise specified in Schedule 12.1(e), no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Group Company.

(f)	All Tax deficiencies asserted, or Tax assessments made, against any Group Company as a result of any examinations by any Tax Authority have been fully paid or have been respectively shown in the Closing Accounts as liabilities or provisions.

(g)	Sellers disclosed in the Data Room to Purchaser copies of all national, county, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, any Group Company for all Tax periods ending after 31 December 2013 (see also Schedule 12.1(g)).

(h)	There are no Security Interests for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Group Company.

(i)	Except as set forth on Schedule 12.1(i), no Group Company is a party to, or bound by, any profit and loss transfer agreement (“Gewinnabführungsvertrag”), Organschaft, Tax grouping, fiscal unity, Tax indemnity, Tax sharing, Tax allocation (Steuerumlagevertag), Tax apportionment, Tax assigning or similar agreement.

(j)	Except as set forth on Schedule 12.1(j) any Organschaft, Tax group, fiscal unity or similar tax consolidation regimes entered by any of the Group Companies has been implemented and actually executed in compliance with applicable law.

(k)	Any profit and loss transfer agreement and tax sharing agreement entered by a Group Company with a party other than a Group Company will be properly and duly terminated on 31 July 2016 at 24:00 CET in accordance with German law and the directives published by the German Tax Authorities.

(l)	Unless otherwise specified in Schedule 12.1(l), no Group Company will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after Closing as a result of:

(i)	any change in a method of accounting under any provision of national, county, local or foreign Tax laws requiring adjustments relating to a change in a method of accounting, or use of an improper method of accounting, for a taxable period ending at or prior to Closing; or

(ii)	any election under any provision of national, county, local or foreign law permitting a person to defer the recognition of income from the discharge of indebtedness, for a taxable period ending at or prior to Closing Date.

(m)	Schedule 12.1(m) sets forth all jurisdictions outside Germany in which each Group Company is subject to Tax, is engaged in business or has a permanent establishment.

(n)	The amount of each of the Group Companies’ Liability for unpaid Taxes for the Pre-Closing Date Tax Period does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Closing Accounts. The amount of each of the Group Companies’ Liability for unpaid Taxes for the Pre-Closing Date Tax Period shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(o)	The Sellers have provided to the Purchaser documentation relating to any applicable Tax holidays or incentives relating to Taxes for the Sellers or any Group Company.

(p)	There is no pending or, to Sellers’ best Knowledge, threatened special assessment or reassessment that relates to any Group Company or that could reasonably be expected to result in the increase in any Taxes of any Group Company which is not already reflected within the Closing Accounts.

(q)	Sellers, or a relevant Group Company, has established, in accordance with the respective local GAAP applied on a basis consistent with that of preceding periods, adequate liabilities, accruals or provisions of all material Taxes which are incurred in or attributable to the Pre-Closing Date Tax Period.

(r)	Unless otherwise specified in Schedule 12.1(r), no Group Company has taken any action to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, act, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Purchaser in respect of any taxable period, or partial period, including Closing or commencing after Closing. Neither the Sellers, with respect to the Business, nor any Group Company have entered into any Contract to do any of the foregoing, or taken any action or omission that would result in any of the foregoing.

(s)	Apart from the Restructuring, the Group Companies have not been involved in any reorganization that could lead to tainted shares, a blocking period or any other restriction, which have led or can lead to any Taxes due to any restructuring, disposal, distribution or other transaction carried out (i) by the Group Companies or (ii) with respect to the Group Companies. With respect to the Restructuring, there will not be any tainted shares, blocking periods or any other restrictions, which can lead to any Taxes due to any restructuring, disposal, distribution or other transaction carried out (i) by the Group Companies or (ii) with respect to the Group Companies after the Closing Date.

(t)	Neither the General Partner nor any of the Group Companies incurred or will incur any Losses and Taxes or recognized any income or gain as a result of participating in or carrying out any aspect of the Restructuring with the exception as shown in the Closing Accounts.

(u)	The Sellers will bear any Tax arising at the level of the Group Companies arising due to the sale / transfer of the Company, including, but not limited to the Trade Tax arising at the level of the Company; provided, however, that this guarantee shall not apply to any reductions of Tax Loss Carried Forwards (steuerliche Verlustvorträge).

(v)	Neither the General Partner nor any of the Group Companies will be required to recognize any item of income, gain, loss or deduction as a result of transfer pricing rules or similar principles or laws imposed by any of the Tax Authorities in Germany, Hungary and Romania.

(w)	The Sellers hereby undertake to procure that any transfer pricing policy and any transfer pricing documentation relating to the Pre-Closing Date Tax Period both as required under applicable German or foreign Tax law, will have been prepared prior to the Closing Date and that all intercompany agreements and documentation of intercompany transactions will be made available to the Purchaser prior to or on the Closing Date. The Sellers will indemnify and hold harmless the Purchaser from and against (i) any costs and/or (ii) any Taxes, which any Group Company or its legal successor has to pay because a transfer pricing policy and / or a transfer pricing documentation is not duly and/or properly prepared at the Closing Date and must be prepared after the Closing Date, unless such costs and Taxes are already reflected within the Closing Accounts.

(x)	The Group Companies have not taken any action and have not entered into any transaction which was not in line with the arm’s length principle or might otherwise be regarded as a constructive dividend, a constructive contribution or reduction of income within the meaning of section 1 of the German Controlled Foreign Company Act (Außensteuergesetz) or any applicable comparable foreign law.

(y)	Apart from the persons specified in Schedule 10.11(kk), none of the Group Companies has engaged any freelancers, advisers, borrowed workforce and none of the persons specified in Schedule 10.11(kk) qualifies or has qualified as an employee of the Group Companies.

12.2	Tax Loss Carried Forwards (steuerliche Verlustvorträge)

Sellers explicitly do not guarantee any Tax Loss Carried Forwards (steuerliche Verlustvorträge) from Group Companies for the Tax period after the Closing Date. Clause 12.1 does not apply.

12.3	Tax Covenant

Without the prior written consent of Purchaser, Sellers (and, prior to Closing, the Group Companies and their respective Representatives) shall not, to the extent it may affect, or relate to, the Group Companies, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser or the Group Companies in respect of any taxable period, or partial period, including Closing or commencing after Closing. Sellers agree that Purchaser has no liability for any Tax resulting from any above mentioned action of Sellers, any Group Company or any of their respective Representatives, and agrees to indemnify and hold harmless Purchaser (and, after Closing, each Group Company) against any such Tax or reduction of any Tax asset.

12.4	Termination of Existing Tax Sharing Agreements

Any and all existing profit and loss transfer agreement (Gewinnabführungsvertrag), Tax grouping, Organschaft, fiscal unity, Tax indemnity, Tax sharing, Tax allocation (Steuerumlagevertag), Tax apportionment, Tax assigning, or similar agreements (whether written or not) binding upon any Group Company against any party other than a Group Company shall be properly terminated and settled by implementing at the level of the respective tax group subsidiary a stub period ending before or on Closing Date and subsequent termination by the respective tax group parent for cause with effect from a civil law perspective as of the end of the respective stub period at 24:00 CET. Referring to VAT tax groups (umsatzsteuerliche Organschaft) any change of shareholders (Aufhebung der finanziellen Eingliederung) shall be deemed as a properly termination.

12.5	Legal Consequences with respect to Tax Guarantees, Tax Covenants, Tax Indemnity Claims, Tax Refunds, Tax Audits, Pre-Closing Tax Returns or any other Tax Claims under Clause 12

(a)	In case of claims arising under Clause 12, there shall be no de minimis limitation, and all such liabilities are limited to the Purchase Price.

(b)	Claims arising under Clause 12, shall become time-barred upon expiration of the later of (i) six months after the final, binding and non-appealable assessment (formelle und materielle Bestandskraft) for the respective Tax or (ii) six months after the lapse of the statutory limitation (Festsetzungsverjährung) applicable to the respective Tax.

(c)	Any claim relating to German Group Companies pursuant to Clause 12.1(x) can only be invoked if and to the extent there is not any direct corresponding assessed cash Tax benefit at the level of any other German Group Company relating to the same Tax period as the respective claim.

(d)	§ 203 German Civil Code (BGB) shall not apply to claims arising under Clause 12.

(e)	In the event of claims arising under Clause 12.6 (Tax Indemnity) as well as Clause 12.1 (Tax Guarantee) and/or Clause 12.3 (Tax Covenant) a double dip shall be avoided and a claim in respect of a Tax Guarantee or a Tax Covenant shall be excluded if and to the extent the claim can be raised successfully under Clause 12.6.

(f)	In the event the Purchaser does not or not in due time fulfil the obligations to Clause 12.8 (Tax Audit) or Clause 12.10 (Pre-Closing Tax Returns),

(i)	the Sellers shall not be obliged to indemnify the Purchaser or to pay damages pursuant to Clause 12.1 (Tax Guarantee) and Clause 12.6 (Tax Indemnity), if and to the extent such non-compliance has caused or increased the Sellers indemnification or payment obligation under Clause 12.1 (Tax Guarantee) and Clause 12.6 (Tax Indemnity),

(ii)	the Purchaser shall be obliged to reimburse the Sellers any not received Tax refunds or Tax allowances pursuant to Clause 12.7 (Tax Refunds), if and to the extent such non-compliance has prevented or decreased the Tax Refunds or Tax allowances the Purchaser should have been obliged to reimburse the Sellers under Clause 12.7 (Tax Refunds).

12.6	Tax Indemnity

(a)	The Sellers shall pay to the Purchaser the amount which is necessary to hold the respective Group Company harmless of any and all Taxes and further connected expenses, which are assessed against any of the Group Companies (including, but not limited to by way of set-off or deduction against any losses of any of the Group Companies) and relate to the Pre-Closing Date Tax Period, or relate to events which occurred on or before the Closing Date and for which the Group Companies have to pay Taxes or are liable for Taxes. The Purchaser may request that the amount is paid directly to the respective Tax Authority or Group Company but the respective Group Company shall not have a direct claim against the Sellers.

(b)	The Sellers’ indemnity obligation extends to periods for which Tax assessments have already been issued as well as to periods in respect of which Tax assessments have not yet been issued. To the extent Tax assessments were issued for periods in the past, the indemnity obligation also includes supplementary payments due to subsequent amendments of Tax assessments relating to the Pre-Closing Date Tax Period (e.g. due to a Tax Audit, etc.).

(c)	The Sellers are under no obligation to indemnify the Purchaser to the extent:

(i)	liabilities, accruals or provisions for the Taxes have been shown in the Closing Accounts, or

(ii)	a Tax payment leads within 48 months (respectively the period extending to the finalization of a corresponding tax claim, dispute or disagreement with any Tax Authority) after the Closing Date to a corresponding tax benefit for a Group Company, or

(iii)	a tax payment results from (i) a change in a method of accounting, or (ii) the use of an improper method of accounting made by a Group Company after the Closing Date with respect to the Pre-Closing Date Tax Period, unless the above actions are required by the Relevant Principles or accounting standards or

(iv)	a tax payment results from any restructuring made by the Purchaser or each Group Company after the Closing Date with retroactive effect for the Pre-Closing Date Tax Period.

(v)	It is the common understanding of the Parties, that (a) the Company shall enter with each of buw operations Münster GmbH, buw operations Osnabrück GmbH and buw Rechenzentrum GmbH in a profit and loss transfer agreement after the Closing Date in order to implement respective German income tax groups as from 1 August 2016 onwards and (b) such transactions shall not restrict the Tax Indemnity under Clause 12.6, in particular Clause 12.6(c) (iii) and (iv) shall not apply in such cases.

(d)	Payments by the Sellers to the Purchaser pursuant to this Clause 12.6 shall be due 10 (in words: ten) Business Days prior to the due date of the respective Tax liability of the respective Group Company, in no event earlier than 10 (in words: ten) business days after the Purchaser has requested such payment from the Sellers and submitted to the Sellers a copy of the assessment notice in respect of the relevant Tax.

(e)	Sellers shall further indemnify the Purchaser against, and must pay to Purchaser the amount of Tax Costs incurred by, or on behalf of, a Group Company, to the extent that those Tax Costs arise from or relate to any of the matters for which the Sellers may be liable under this Clause 12.6.

(f)	Sellers shall further indemnify (freistellen) and hold harmless (schadlos halten) the Purchaser, the General Partner and the Group Companies against all (i) Losses, costs, Taxes, Tax costs, Tax expenses and reduction of Tax benefits arising out of, resulting from or relating to the fact that the Sellers have carried-out the Restructuring, which are not already reflected within the Closing Accounts, and (ii) all Taxes of any Group Company arising out of, resulting from or relating to the sale and transfer of the Company and its Subsidiaries, including Trade Tax arising at the Company level; provided, however, that this indemnity shall not apply to any reductions of Tax Loss Carried Forwards (steuerliche Verlustvorträge).

(g)	In order to apportion appropriately any Taxes relating to a Straddle Tax Period between the portion of such Straddle Tax Period ending on and including the Closing Date and the portion of such Straddle Tax Period beginning after the Closing Date, Taxes that are either (i) based upon or related to income, receipts or premiums, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) shall be deemed equal to the amount that would be payable if the taxable period ended on and included the Closing Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause shall be made in a manner consistent with prior practice of the Group Companies.

(h)	A Tax Indemnity in respect of this Clause 12.6 can only be filed if the claim has not already been compensated otherwise. For the avoidance of doubt, a double dip under Clause 12 shall be avoided and a claim in respect of a Tax Indemnity is excluded if and to the extent the item is already considered in the Closing Accounts.

12.7	Tax Refunds

(a)	The Purchaser shall be obliged to reimburse the Sellers any Tax refunds or Tax allowances received by the Group Companies relating to the Pre-Closing Date Tax Period, plus interests received and minus expenses incurred in connection with the Tax refunds and/or Tax allowances (e.g. Taxes, bank transfer charges), irrespective of whether the expenses are incurred or will be incurred by the Purchaser or by the respective Group Company. This shall apply irrespective of whether the Tax refunds or Tax allowances are settled by actual payment or by set-off with Tax liabilities.

(b)	The Purchaser shall indemnify the Sellers from and against Taxes which have to be borne by any Seller due to any restructuring made by the Purchaser or any Group Company after the Closing Date with retroactive effect for the Pre-Closing Date Tax Period, especially in case of a retroactive disclosure of hidden reserves and open reserves in the meaning of § 7 UmwStG.

(c)	If and to the extent the income of the Group Companies which are party to a profit and loss transfer agreement with the Seller I for periods ending on or before the Closing Date is increased by a Tax Authority and such increase does not result in an actual Tax payment of the Group Companies which are party of a profit and loss transfer agreement with Seller I due to the fact that based on the existence of a valid fiscal income unity (ertragsteuerliche Organschaft) with Seller I (i) Taxes are assessed directly against Seller I, or (ii) the increase of the income results in a reduction of a loss or loss carry forward at the level of Seller I and (iii) the increase of the income or the reduction of the loss or loss carry forward at the level of Seller I leads to a corresponding Tax benefit at the level of the Group Companies which are party to a profit and loss transfer agreement with Seller I or a member of Purchaser’s group within 48 months after the Closing Date, then Purchaser shall pay an amount of such Tax benefit to Seller I except (a) such Tax benefit is shown in the Closing Accounts or (b) the increase of the income or the reduction of a loss or loss carry forward has to be borne by the Group Companies which are party to a profit and loss transfer agreement with Seller I due to a tax sharing, tax allocation (Steuerumlagevertrag), tax apportionment, tax assigning or similar agreement (whether written or not).

(d)	The Purchaser shall not be obliged to reimburse the Sellers to the extent specific receivables have been booked for the Tax refunds or Tax allowances in the Closing Accounts. The Purchaser shall also not be obliged to reimburse the Sellers to the extent that the circumstances, which caused the repayment of the relevant Tax results in an increase of Taxes in any period within 48 months (respectively the period extending to the finalization of a corresponding tax claim, dispute or disagreement with any Tax Authority) after the Closing Date.

(e)	Payments by the Purchaser to the Sellers shall be due 10 (in words: ten) Business Days after the actual payment of the Tax refund or Tax allowance to the Group Company and/or in case of a set-off with Tax liabilities 10 (in words: ten) Business Days after the declaration of the set-off.

12.8	Tax Audits

(a)	The Purchaser will ensure, that the Sellers or a representative of the Sellers, who is bound to confidentiality by professional code (“Sellers’ Representative”) will be informed without undue delay by the respective Group Company of any material notices in respect of the execution of a Tax Audit and similar audits of Tax Authorities as well as on the issue of a Tax assessment or a similar measure of Tax Authorities which could lead to an indemnity procedure for the Pre-Closing Date Tax Period. Such Tax audits and similar audits of Tax Authorities are hereinafter referred to as “Tax Audits”; such tax assessments and such measures of Tax Authorities are hereinafter referred to as “Tax Measures”.

(b)	The Sellers and/or Sellers’ Representatives are entitled to participate at the Sellers’ costs in Tax Audits including meetings (Zwischen-, Schlussbesprechungen) – to the extent legally permissible – and/or proceedings in respect of Tax Measures. If and to the extent the Sellers or Sellers’ Representatives do not participate in Tax Audits and/or proceedings in respect of Tax Measures, the Purchaser will take reasonable measures to ensure that the Sellers or Sellers’ Representative will be reasonably informed of the ongoing process of the Tax Audits and/or Tax Measures and that they will be given the opportunity to discuss all material measures of the respective Group Company in connection with the Tax Audits and/or Tax Measures with the respective Group Company. The Group Companies will provide all documents and materials necessary to defend a claim to the Sellers on first written request.

(c)	Upon the Sellers’ reasonable request the Purchaser will procure that the respective Group Company will pursuant to the Sellers’ instruction file, withdraw or amend legal remedies in respect of Tax assessments, which have been amended due to Tax Audits, and/or in respect of Tax Measures, in each case, relating to the Pre-Closing Date Tax Period. Sellers’ Representatives will draft the filings and defend the claims in court and alike on behalf of the Purchaser and/or the Group Companies. Sellers will bear all external costs of the respective Group Company and/or of the Purchaser in connection with the filing, withdrawal or amendments of legal remedies upon the Purchasers’ request.

(d)

Any instruction of Sellers according to Clause 12.8(c) shall (i) be reasonable and in writing, (ii) relate to the Pre-Closing Date Tax Period, (iii) be in accordance with the Relevant Principles and the accounting standards, and (iv) not infringe the Tax position of the Group Companies, the Purchaser or any Affiliate of the Purchaser with regard to periods, or portions thereof, beginning after the Closing Date, unless the Sellers reimburse any fiscal or Tax disadvantages of the Group Companies, the Purchaser or any Affiliates of the Purchaser.

12.9	Tax Disputes Procedure

(a)	If the Sellers and the Purchaser disagree about:

(i)	the validity of a Tax Claim;

(ii)	any amount to be paid in respect of a Tax Claim;

(iii)	any Tax refund amount; or

(iv)	any objection to any item in a Relevant Return made under Clause 12.10 (c),

the Sellers and the Purchaser must take all reasonable steps to resolve the disagreement within 20 Business Days of the disagreement arising.

(b)	If the Sellers and the Purchaser cannot reach an agreement within 20 Business Days of the disagreement arising, either Party (“Referring Party”) may notify the other Party (“Non-Referring Party”) in writing that the Referring Party intends to refer the disagreement to KPMG or, if KPMG is not willing or able to act as expert arbitrator, an independent tax expert of international standing being reasonably capable of providing assistance in addressing the Tax disagreement who will act as expert (Schiedsgutachter) (“Tax Expert”) for the Tax Expert to make a decision on the disagreement. In case the Sellers and the Purchaser are unable to agree on the person of the Tax Expert, the Tax Expert will be appointed upon written request of the Sellers or the Purchaser by the chairman of the Chamber of Chartered Accountants in Düsseldorf, Germany. The Referring Party must refer the disagreement to the Tax Expert promptly after such written notice and in any event, within 3 Business Days of such notice.

(c)	The determination of the Tax Expert is to be conclusive and binding on the Parties in the absence of manifest error.

(d)	The Sellers shall pay a portion of the costs of the Tax Expert equal to 100% multiplied by a fraction, the numerator of which is the amount of disputed items submitted to the Tax Expert that are resolved in favour of the Purchaser (that being the difference between the Tax Expert’s determination and the Sellers’ determination) and the denominator of which is the total amount of disputed items submitted to the Tax Expert (that being the sum total by which the Purchaser’s determination and the Sellers’ determination differs from the determination of the Tax Expert). The Purchaser shall pay that portion of the costs of the Tax Expert that the Sellers are not required to pay hereunder.

(e)	In reaching its determination, the Tax Expert may ask for submissions from the Parties and may make its own investigations, as the Tax Expert sees fit. Copies of all submissions and details of any investigations must be provided to both the Referring Party and the Non-Referring Party.

(f)	The Tax Expert is appointed as an expert and not as an arbitrator.

12.10	Pre-Closing Tax Returns

(a)	The Parties will cooperate in connection with the preparation and filing of any Tax Return, form or statement of a Group Company with respect to the Pre-Closing Date Tax Period and any administrative proceeding involving any such Tax Return, form or statement, including providing information and documents reasonably requested by any Party.

(b)	The Purchaser will, at its own cost and expense, have with reference to Clause 12.8(c) the sole control of the preparation and filing of all Tax Returns, forms or statements of each Group Company to the extent they relate to the Pre-Closing Date Tax Period (“Relevant Returns”).

(c)	The Purchaser must procure that each Relevant Return is prepared in a manner consistent and under specified consideration of the Sellers’ interests with the requirements of any Tax law and must deliver each Relevant Return to the Sellers as soon as it is available, but no later than 20 Business Days before it is due to be filed, for the Sellers’ review and comment. If the Sellers object to any items in the Relevant Return they must notify the Purchaser of the objection as soon as it is aware of the objection but in any event no later than 10 Business Days before the Relevant Return is due to be filed.

(d)	If the Sellers notify the Purchaser of an objection to a Relevant Return, the Sellers and the Purchaser must attempt in good faith to resolve the dispute. If the Parties cannot resolve any such dispute within 10 Business Days of the objection being notified, then the dispute must be resolved in accordance with the procedure in Clause 12.9(b).

(e)	The Purchaser must procure that each Relevant Return is filed by the due date for filing. If a Relevant Return is due before the date a disputed item is resolved under Clause 12.10(d), the Purchaser must procure that the return is filed as prepared and must procure that an amended return, which reflects the resolution of the disputed items (either as resolved by agreement or by the Tax Expert), is filed immediately after the disputed items are resolved.

(f)	The Purchaser shall and shall procure that Group Companies which are part of VAT tax groups (umsatzsteuerliche Organschaft) with Seller I forward to Seller I immediately upon reception the original of all invoices for the supply of goods and services received by the Group Companies which are part of VAT tax groups with Seller I after Closing Date (the latest point in time at which the VAT tax groups is terminated for VAT purposes) for the supply of goods and services received by the Group Companies which are part of VAT tax groups with Seller I prior to Closing Date.

(g)	Except in relation to the preparation of Relevant Returns (to which Clauses 12.10(b) to 12.10(f) apply), the Parties agree that it is the intention for the Sellers to have the right to determine, control and, where appropriate, participate in the disclosure (including manner of disclosure) of any material or information to a Tax Authority and any other dealings with the Tax Authority in relation to Tax, to the extent such disclosure or other dealings is in respect of any event, act, matter, transaction, amount derived (or deemed to be derived) or expenditure incurred before, on, or as a result of, Closing (“Pre-Closing Tax Event”).

(h)	Without limiting Clause 12.10(g), from and after Closing the Purchaser agrees that it will, and will procure that each Group Company will:

(i)	not disclose any information or material to a Tax Authority in relation to a Pre-Closing Tax Event without the prior written consent of the Sellers (such consent not to be unreasonably withheld, conditioned or delayed), except as required by law;

(ii)	not admit any liability, or enter into any agreement, compromise or settlement with a Tax Authority in relation to a Pre-Closing Tax Event without the prior written consent of the Sellers (such approval not to be unreasonably withheld, conditioned or delayed);

(iii)	promptly provide the Sellers with copies of any correspondence with, or material provided to or by, a Tax Authority and keep the Sellers informed of any verbal discussions with a Tax Authority in relation to a Pre-Closing Tax Event; and

(iv)	not apply for any ruling or seek any amendment of any assessment that relates to a Pre-Closing Tax Event.

13.	Period after Closing, Termination of Profit and Loss Transfer Agreements

13.1	Information and Documents

(a)	For a period of five years after the Closing Date, the Sellers and its representatives shall have reasonable access at the Sellers’ expense to the books and records of the Group Companies with respect to periods prior to the Closing Date to the extent that such access may reasonably be required by the Sellers in connection with matters relating to the operations of the Business prior to the Closing (i.e. violation of guarantees, indemnities).

(b)	The Purchaser shall afford such access upon receipt of reasonable advance notice and during normal business hours. If the Purchaser or any Group Company desires to dispose of any of such books and records prior to the expiration of the aforementioned period, the Purchaser shall prior to such disposition give the Sellers reasonable opportunity to, at the Sellers’ expense, segregate and remove such books and records as Sellers may elect.

(c)	Purchaser shall not be obligated to provide Sellers with access to any books or records (including personnel files) pursuant to this Clause 13.1 where such access would violate any law.

13.2	Notifications

Promptly following Closing, the Purchaser must procure that each relevant Group Company lodges such notifications with any relevant Government Agency, as required by any law and in the prescribed form, in connection with the actions taken under Clause 9.

13.3	Accounts Receivable

After Closing, if the Sellers receive a payment in respect of the Business, the Sellers must:

(a)	hold the amount of the payment on trust for the Purchaser pending payment to the Purchaser in accordance with Clause 13.3(c);

(b)	promptly notify the Purchaser in writing that it has received the payment, with such notice to include details of the debtor and the amount of the payment; and

(c)	pay all such payments received by the Sellers to the Purchaser within five Business Days.

13.4	Further Assurances

Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transaction.

13.5	Competition Restriction and Non-Solicitation

(a)	During a period of 3 (in words: three) years after the Closing Date, the Operative Shareholders shall not, and shall procure that their relatives as defined in Section 75 of the German Fiscal Code (Abgabenordnung) and Affiliates shall not in Germany:

(i)	directly or indirectly carry on, be engaged in or be economically interested in any business which is of the same or similar type to the Business; provided, however, that this does specifically not apply to the activities or participations of the Operative Shareholders set out on Schedule 13.5(a)(i) (subject to the limitations set out in Clause 13(b) and (c));

(ii)	employ, engage, induce or seek to induce any present Employee (or any person who was, as at the Closing Date or at any time during the 12 months prior to the Closing Date, an Employee) to become employed whether as employee, consultant or otherwise by any corporation or member of the Operative Shareholders or their parents, siblings, spouses or Affiliates, however the Parties are in agreement that the long term personal assistants of the Operative Shareholders (namely Mrs Holthaus, Mrs Heitling and Mr Wistuba) will terminate their employment relationship with the Company with effect as of the Closing (with respect to Mrs Holthaus and Mrs Heitling) and as of 31 December 2016 (with respect to Mr Wistuba) after the professional hand-over of their duties to the Purchaser and start working for the non-core operations of the Operative Shareholders respectively the family offices of the Operative Shareholders;

(iii)	induce or seek to induce any present Customer (or any person who was, as at the Closing Date or at any time during the 12 months prior to the Closing Date, a Customer) to reduce its business with the Group Companies or divert its future business away from the Group Companies in favour of any corporation or member of the Operative Shareholders or their parents, siblings, spouses or Affiliates; or

(iv)	use or register a name or trade mark which includes substantially all of any business name, trade mark or the name of a Group Company or any confusingly similar word or words in such a way as to be capable of or likely to be confused with any business name, trade mark or name of a Group Company; provided, however, that (i) Sellers and the Non-Target Corporations will be allowed to use e-mail addresses, websites (i.e. www.buw-consulting.com, www.buw-digital.de), stationary, and other similar items with the buw name and/or mark for a period not to exceed 90 days, and (ii) Purchaser will not remove the existing contact information for the excluded businesses from the website for a period of 90 days.

(b)	Notwithstanding Clause 13.5(a)(i), the Excluded Entities may continue to provide Agent Support Services to their customers, provided that:

(i)	the Excluded Entities prior to Closing separate existing joint customer contracts into separate customer contracts as set out in Clause 9.8(a)(xiv); and

(ii)	such services are provided in compliance with each and all of the following criteria: such services are provided (A) ancillary to the Excluded Entities’ respective core businesses, as set out on Schedule 13.5(a)(i); (B) by a maximum of ten (10) employees, workers, consultants, contractors, leased employees, or other similar persons of all of the Excluded Entities, taken together, with respect to any given customer (including all Affiliates of such customer); and (C) by a maximum of fifty (50) such persons with respect to each Excluded Entity (“Permitted Activities”).

(c)	In the event that any current or prospective customer requests (directly or indirectly) or inquires of Sellers or any Non-Target Corporation regarding Agent Support Services exceeding the Permitted Activities in scope, then Sellers and/or the Non-Target Corporation must first offer, in writing, the provisioning of such services to Purchaser and/or the Group Companies, who shall have the first right to provide such services.

In the event that neither the Purchaser nor the Group Companies decides to pursue such service provision, they shall notify the Sellers and/or the Non-Target Corporation in writing of such decision, and the Sellers and/or the Non-Target Corporations will then be permitted to refer the provisioning of the Agent Support Services to third parties not affiliated with Sellers or the Non-Target Corporations, provided such unaffiliated third party has not been offered in a calendar year Agent Support Services that, when taken together, required or would reasonably require more than 50 individuals; and provided, further, that the Sellers and the Non-Target Corporations are not entitled to fulfil the Agent Support Services by themselves or in conjunction with any other persons or entities in case the third party rejects the provisioning of the Agent Support Services.

(d)	The Sellers acknowledge that:

(i)	the covenants given in Clauses 13.5(a) through (c) are integral to the Purchaser’s decision to enter into this Agreement and the consideration for the covenants is included in the Purchase Price; and

(ii)	the restraints contained in Clauses 13.5(a) through (c) are:

(A)	fair and reasonable regarding the subject matter, area and duration, recognising the markets in which the Business operates and the geographic spread of the Group Companies’ customer base; and

(B)	reasonably required by the Purchaser to protect the business, financial and proprietary interests of the Group Companies, the goodwill of the Business and the value of the Limited Partnership Interest and the General Partner Shares.

(e)	Nothing in this Clause 13.5 prevents the Sellers or a Seller’s Affiliate from:

(i)	holding, for investment purposes only, marketable securities quoted at the time of acquisition on a recognised stock exchange in Germany or elsewhere being collectively not more than 2% of the issued share capital of the listed company;

(ii)	undertaking any act which would otherwise amount to a breach of this Clause 13.5 if the Purchaser has provided its written consent for that act; and

(iii)	employing any person who, of his or her own volition, responds to an employment offer advertised to candidates in the ordinary course of business of the Sellers, unless the person has an existing non-compete obligation in favour of any Group Company and such obligation covers the Sellers.

(f)	Each of the obligations set out in Clauses 13.5(a) through (c) is a separate undertaking and shall be enforceable by the Purchaser and any one or more of the Group Companies (echter Vertrag zugunsten Dritter) separately and independently of its right to enforce any one or more of the other obligations contained in Clauses 13.5(a) through (c).

(g)	If Clauses 13.5(a) through (c) or any part or provision thereof is invalid or unenforceable by an arbitral tribunal, regulatory authority or a competent court of law for whatever reasons then that clause or that part will be deemed eliminated or modified to the minimum extent necessary to make this Agreement or that clause or part valid, effective and enforceable.

13.6	Silent Partnership

Any compensation claims (Abfindungsansprüche oder Auseinandersetzungsguthaben) will be settled in cash. Sellers hereby procure the release and forever discharge of (i) the Purchaser and the Group Companies from all Claims relating to the silent partnership formed between buw Strategie Holding GmbH & Co. KG and buw operations Osnabrück GmbH (formerly between the Seller II and the buw operations Osnabrück GmbH), and (ii) buw Strategie Holding GmbH & Co. KG’s, and Seller II’s indirect interests therein not reflected in the Closing Accounts.

13.7	Termination, Replacement and Release of Guarantees

The Purchaser shall use reasonable endeavours to procure at Closing or, to the extent not done at Closing, as soon as reasonably practicable thereafter, (i) the replacement of all bank guarantees relating to the Group Companies and (ii) the release of the Operative Shareholders or any of their Affiliates (i.e. buw Holding GmbH) from any intra-group loans and/or any securities, comfort letters, guarantees or indemnities given by or binding upon them in respect of any liability of the Group Companies, if any. With respect to existing bank guarantees described in sub-clause (ii) above, the Purchaser will offer to such creditor – in the event other security is rejected for whatever reason – a bank guarantee and/or comparable security to foster the release of the Operating Shareholders from such security. The Parties are in agreement that the Operative Shareholders and/or buw Holding GmbH shall not remain a guarantor or alike for leases of the Group Companies acquired by the Purchaser. A list of all such guarantees and similar instruments is attached as Schedule 13.7, which includes the following information with respect to each such guarantee or other instrument: (i) the beneficiary, (ii) the guarantee purpose, (iii) reference to the underlying contract requiring the guarantee, (iv) the guaranteed amount, (v) the guarantee expiration, and (vi) the obligors.

If a creditor rejects such release for whatever reason, the Purchaser shall indemnify the Operative Shareholders and/or their corporations against all amounts paid by any of it pursuant to any such securities, comfort letters, guarantees or indemnities in respect of such liability of the Group Companies.

13.8	Termination of Profit and Loss Transfer Agreements

(a)

The profit and loss of the relevant Group Companies pursuant to the Annual Accounts for the short financial year ending on 31 July 2016 shall be for the account of the Seller i.e., after the Closing Accounts have become final and binding, Purchaser will procure that any profit incurred by any of buw operations Osnabrück GmbH, buw operations Münster GmbH and buw Rechenzentrum GmbH in the period between 1 January 2016 and 31 July 2016 according to the audited GAAP financial statements is transferred to Seller I in cash in accordance with the stipulations of the respective profit and loss transfer agreement (including profit transfer obligations relating to prior years (if any)) and Seller I will compensate buw operations Osnabrück GmbH, buw operations Münster GmbH and buw Rechenzentrum GmbH for any losses incurred by buw operations Osnabrück GmbH, buw operations Münster GmbH and buw Rechenzentrum GmbH in the period between 1 January 2016 and 31 July 2016 according to the audited GAAP financial statements in cash in accordance with the stipulations of the respective profit and loss transfer agreement (including any loss compensation obligations relating to prior years (if any)). Consequentially, any claim of the relevant Group Companies for a potential loss compensation or any liability concerning a potential profit transfer is part of the Net Financial Debt under Clause 5.2 (d).

(b)	After the settlement of the obligations described in Clause 13.8 (a) neither the Group Companies, neither the Sellers nor any of Sellers’ Affiliates nor their respective Representatives shall have any further rights or liabilities thereunder (not limiting any claims arising under Clauses 13.8 (c), (d), or (e)) unless the settlement of such rights and liabilities is required to ensure a proper execution of the respective tax group (and the underlying profit and loss transfer agreement) from a local GAAP and German Tax perspective.

(c)	The Purchaser hereby undertakes to fully indemnify and hold Seller I harmless from any claims of creditors (other than the Seller or any of its Affiliates) of the relevant Group Companies recorded in the Closing Accounts on the delivery of adequate securities as a consequence of the termination of the profit and loss transfer agreement based on Section 303 German Stock Corporation Act (Aktiengesetz) applying mutatis mutandis.

(d)

In the event that any security provided by Seller I to creditors of the Group Companies after the 31 July 2016 pursuant to Section 303 German Stock Corporation Act (Aktiengesetz) applying mutatis mutandis is enforced against Seller I, the Purchaser shall reimburse Seller I for the amount of the relevant Claims of the creditors that have been satisfied thereby to the extent that the respective liabilities of the relevant Group Companies (i) are reflected in the Closing Accounts or (ii) have arisen after 31 July 2016.

(e)	Seller I shall procure that the termination of the profit and loss agreements is filed with the commercial register immediately after the 31 July 2016. The Purchaser shall procure that until the expiry of six months after the publication of the termination of the profit and loss agreements in the commercial register, the Purchaser and the relevant Group Companies do not proactively disclose the termination of the profit and loss agreements vis-à-vis third parties.

14.	Public Announcements and Confidentiality

14.1	Announcements

Purchaser and Sellers may make an announcement to the media in the form jointly determined. No press or similar announcement in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of the Sellers, any of their Affiliates or any Group Company without the prior approval of the Purchaser. This shall not affect any announcement required by law or any regulatory body or the rules of any recognised stock exchange on which the shares of either Party are listed but the Party with an obligation to make an announcement (or the Party whose Affiliate is under such obligation) shall consult with the other Party or its Affiliates as soon as reasonably practicable before complying with such an obligation.

14.2	Confidentiality

(a)	The Confidentiality Agreement as well as the non-binding bid letter dated 30 April 2016 and the confirmatory mark-up of the draft Agreement dated 13 June 2016 shall cease to have effect from the date of this Agreement.

(b)	The Sellers and the Purchaser shall treat as strictly confidential and not disclose or use any information received or obtained as a result of or in connection with the entering into this Agreement which relates to the existence and the provisions of this Agreement or to the negotiations relating to this Agreement in the broadest possible sense. However, the Purchaser shall be entitled to share such information with the Group Companies provided that the Purchaser procures compliance of the relevant Group Companies with the confidentiality obligations set out in this Agreement in respect of such information as if they were a party to this Agreement.

(c)	Subject to the occurrence of the Closing, the Sellers shall treat as strictly confidential and not disclose or use any information relating to the Group Companies or the Business.

(d)	This Agreement shall not prohibit disclosure or use of any information if and to the extent:

(i)	the disclosure or use is required by law, any regulatory body or any recognised stock exchange on which the shares of the Purchaser or any of their Affiliates are listed;

(ii)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party;

(iii)	the disclosure is made to professional advisers or actual or potential financiers of any Party on a need to know basis and on terms that such professional advisers or actual or potential financiers undertake to comply with the confidentiality obligations set out in this Agreement in respect of such information as if they were a party to this Agreement;

(iv)	the disclosure is permitted by the Confidentiality Agreement;

(v)	the information is or becomes publicly available (other than by breach of this Agreement, the Confidentiality Agreement or any other confidentiality agreement between the Parties);

(vi)	the other Party has given prior approval to the disclosure or use, or

(vii)	the information is independently developed after Closing,

provided that prior to disclosure or use of any information pursuant to Clause 14.2(d)(i) or 14.2(d)(ii), the Party concerned shall notify the other Party in advance of such requirement with a view to providing that other Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or us; provided, further, that only that portion of such information which is legally required to be disclosed is disclosed; and provided, further, that the Party making the disclosure shall use its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

15.	Miscellaneous Provisions

15.1	Interest and Account Details

(a)	To the extent any payment claims which are due for payment (fällig) under this Agreement are not paid on the respective due date, the outstanding amounts shall bear interest of 5 percentage points above the ECB base rate (including the due date and the date of actual payment). The interest shall be paid together with the outstanding amount to which it relates.

(b)	All payments to be made under this Agreement shall be made,

(i)	if to the Sellers, to the following bank account or to any account notified by the Sellers to the Purchaser not later than 20 Business Days prior to the respective payment:

Account owner:	buw Holding GmbH

Bank:	##############

IBAN :	######################

BIC:	###########

Account Name:	##############

(ii)	if to the Purchaser, to the following bank account or to any account notified by the Purchaser to the Sellers not later than 20 Business Days prior to the respective payment:

Account owner:	Rheinsee 530. V V GmbH

Bank:

IBAN:

BIC:

Account Name:

15.2	Costs

Each Party shall bear all costs incurred by it in connection with the preparation, negotiation and execution of this Agreement by itself. Unless explicitly set forth otherwise in this Agreement, the notarial fees and all registration, stamp-, transfer taxes and duties that are payable as a result of the Transaction contemplated by this Agreement shall be borne by the Purchaser.

15.3	Notices to the Parties

(a)	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in the English language;

(ii)	in writing delivered by hand, registered post or by courier using an internationally recognised courier company or by fax or by email.

(b)	A Notice to the Sellers (also with effect to Seller I) shall be sent to the following addresses, or such other person or address as the Sellers may notify to the Purchaser from time to time:

Attention:	Mr Jens Bormann

Address:	Heger-Tor-Wall 19 49076 Osnabrück

Telephone:	0049-173 28 96 110

Email:	jens.bormann@bormann.de

Attention:	Mr Karsten Wulf

Address:	Rheiner Landstr. 197 49078 Osnabrück

Telephone:	0049-173 28 96 111

Email:	karsten.wulf@elmau-immobilien.de

With copy to:

Attention:	Dr. Mark Hoenike, LL.M.

Address:	Taylor Wessing Partnerschaftsgesellschaft mbB Am Sandtorkai 41, 20457 Hamburg, Deutschland

Telephone:	0049 (0) 40 368 03 175

Email:	m.hoenike@taylorwessing.com

(c)	A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the Sellers from time to time:

Attention:	Jarrod Pontius

Address:	Convergys Corporation 201 East Fourth Street Cincinnati, OH 45202 USA

Telephone:	1 513 784 4201

Email:	Jarrod.Pontius@convergys.com

With copy to:

Attention:	Jeff Hallos

Address:	Frost Brown Todd LLC 250 West Main Street, Suite 2800 Lexington, KY 40507 USA

Telephone:	1 859 244 3256

Email:	jhallos@fbtlaw.com

(d)	A Notice shall be effective upon receipt and the chance to obtain knowledge of contents (Zugang) and shall be deemed to have been received:

(i)	at delivery, if delivered by hand,

(ii)	three Business Days after the date of posting (if posted within Germany to an address in Germany) or ten Business Days after the date of posting (if posted from one country to another), if sent by registered post;

(iii)	one Business Day after being sent (if being sent within a country) or ten Business Days after the date of posting (if being sent from one country to another), if sent by courier;

(iv)	at transmission, if delivered by e-mail, provided that the person sending the e-mail can evidence to have received a “transmission and read confirmation” confirming a successful transmission thereof;

15.4	Disputes

(a)	Any dispute arising from or in connection with this Agreement and its consummation shall be finally settled by three arbitrators in accordance with the arbitration rules of the German Institution of Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V.) without recourse to the courts of law. The venue of the arbitration shall be Düsseldorf, Germany. The language of the arbitral proceedings shall be English; provided, however, that any documents available only in German may be introduced in German.

(b)	In the event mandatory applicable law requires any matter arising from or in connection with this Agreement and its consummation to be decided upon by a court of law, the competent courts in and for Düsseldorf, Germany, shall have the jurisdiction thereupon.

15.5	Form of Amendments / Waivers

Any amendment or supplement to or modification or termination of this Agreement, including this provision, shall be valid only if made in writing (Textform), except where a stricter form (e.g. notarisation) is required under applicable law. Any waiver, permit, consent and approval under this Agreement must be made expressly and in writing (Textform). A waiver is effective only in the specific instance and for the specific purpose for which it is given. A single or partial exercise of a right by a Party does not preclude another or further exercise or attempted exercise of that right or the exercise of another right. Failure by a Party to exercise or delay in exercising a right does not prevent its exercise or operate as a waiver.

15.6	Invalid Provisions

Should any provision of this Agreement be deemed or held to be wholly or partly invalid, ineffective or unenforceable, this shall not affect the validity, effectiveness or enforceability of the remainder hereof. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

15.7	Entire Agreement

This Agreement together with any agreements or documents referred to in this Agreement (including the Confidentiality Agreement) constitutes the entire agreement among and between the Parties with respect to the subject matter hereof and shall substitute and supersede any negotiations and understandings, oral or written, heretofore made between the Parties with respect to the subject matter hereof. Side agreements to this Agreement do not exist.

15.8	No Merger

The warranties, other representations and covenants by the Parties in this Agreement are continuing and will not merge or be affected or extinguished on Closing.

15.9	Long Stop Date

(a)	If this Agreement is not closed it becomes terminated on the Long Stop Date, and each Party is released from its obligations under this Agreement other than under Clauses 14 (Public Announcements and Confidentiality), 15 (Miscellaneous Provisions) and 9.8(e) (Notarial Fees); and

(b)	without limiting the Purchaser’s obligations under the Confidentiality Agreement, the Purchaser must return to the Sellers all documents and other materials in any medium in its possession or under its control which contain any Proprietary Information, including the Books and Records.

15.10	Further Assurances and Cooperation

Each Party must, at its own expense, whenever requested by another Party, promptly do everything reasonably necessary to give full effect to this Agreement and the Transaction.

15.11	Assignment

This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. A Party must not transfer, assign, create an interest in or deal in any other way with any of its rights under this Agreement without the prior written consent of the other Parties, provided, however, that prior to Closing, the Purchaser may, without the prior written consent of the Sellers assign all or any portion of its rights and obligations under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries if any resulting Tax costs of either Party are paid by the Purchaser.

15.12	No Third Party Beneficiaries

Except as may be provided in Clause 11, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

15.13	Consents and Approvals

A Party may give its approval or consent conditionally or unconditionally or withhold its approval or consent in its absolute discretion unless this Agreement expressly provides otherwise.

15.14	Governing Law

This Agreement shall be governed by and construed in accordance with German law, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG) and excluding the provisions of German private international law.